==============================================================================




                                 CREDIT AGREEMENT

                          DATED AS OF DECEMBER 22, 1995

                                      AMONG

                                  PENWEST, LTD.

                              PENFORD PRODUCTS CO.

                            EDWARD MENDELL CO., INC.

                         BANK OF AMERICA NATIONAL TRUST
                            AND SAVINGS ASSOCIATION,
                             AS AGENT FOR THE BANKS,

                                       AND

                  THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO

                                   ARRANGED BY

                               BA SECURITIES, INC.




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
                                TABLE OF CONTENTS

Section                                                                    Page
ARTICLE I
DEFINITIONS...............................................................    1
         1.01  Certain Defined Terms......................................    1
         1.02  Other Interpretive Provisions..............................   16
         1.03  Accounting Principles......................................   17

ARTICLE II
THE CREDITS...............................................................   17
         2.01  Amounts and Terms of Commitments...........................   17
         2.02  Loan Accounts..............................................   18
         2.03  Procedure for Borrowing....................................   18
         2.04  Conversion and Continuation Elections......................   19
         2.05  Voluntary Termination or Reduction of
                  Commitments.............................................   20
         2.06  Optional Prepayments.......................................   21
         2.07  Repayment..................................................   21
         2.08  Interest...................................................   21
         2.09  Fees.......................................................   22
               (a)  Agency Fees...........................................   22
               (b)  Commitment Fees.......................................   22
         2.10  Computation of Fees and Interest...........................   23
         2.11  Payments by the Companies..................................   23
         2.12  Payments by the Banks to the Agent.........................   24
         2.13  Sharing of Payments, Etc...................................   24
         2.14  Extension of Termination Date..............................   25

ARTICLE III
TAXES, YIELD PROTECTION, ILLEGALITY, JOINT AND SEVERAL LIABILITY..........   25
         3.01  Taxes......................................................   25
         3.02  Illegality.................................................   27
         3.03  Increased Costs and Reduction of Return....................   28
         3.04  Funding Losses.............................................   29
         3.05  Inability to Determine Rates...............................   29
         3.06  Joint and Several Liability................................   30
         3.07  Survival...................................................   31

ARTICLE IV
CONDITIONS PRECEDENT......................................................   31
         4.01  Conditions of Initial Loans................................   31
               (a)  Credit Agreement and Notes............................   31
               (b)  Resolutions; Incumbency...............................   31
               (c)  Legal Opinions........................................   32
               (d)  Payment of Fees.......................................   32
               (e)  Certificate...........................................   32

Section                                                                     Page
               (f)  Prior Credit Agreements...............................   32
               (g)  Other Documents.......................................   32
         4.02  Conditions to All Borrowings...............................   32
               (a)  Notice of Borrowing or
                    Conversion/Continuation...............................   32
               (b)  Continuation of Representations and
                    Warranties............................................   33
               (c)  No Existing Default...................................   33
               (d)  No Material Adverse Effect............................   33

ARTICLE V
REPRESENTATIONS AND WARRANTIES............................................   33
         5.01  Corporate Existence and Power..............................   33
         5.02  Corporate Authorization; No Contravention..................   33
         5.03  Governmental Approvals, Etc................................   34
         5.04  Binding Effect.............................................   34
         5.05  Litigation.................................................   34
         5.06  Financial Condition........................................   34
         5.07  Title to Properties........................................   35
         5.08  Taxes......................................................   35
         5.09  No Event of Default........................................   35
         5.10  Use of Proceeds; Margin Regulations........................   35
         5.11  Regulated Entities.........................................   36
         5.12  ERISA Compliance...........................................   36
         5.13  Environmental Matters......................................   36
         5.14  No Burdensome Restrictions.................................   37
         5.15  Copyrights, Patents, Trademarks and Licenses,
                  etc.....................................................   37
         5.16  Subsidiaries...............................................   37
         5.17  Insurance..................................................   37
         5.18  Full Disclosure............................................   37


ARTICLE VI
AFFIRMATIVE COVENANTS.....................................................   38
         6.01  Use of Proceeds............................................   38
         6.02  Preservation of Corporate Existence, Etc...................   38
         6.03  Inspection of Property and Books and Records...............   38
         6.04  Maintenance of Property....................................   39
         6.05  Compliance with Laws.......................................   39
         6.06  Compliance with ERISA......................................   39
         6.07  Environmental Laws.........................................   39
         6.08  Payment of Obligations.....................................   39
         6.09  Insurance..................................................   39
         6.10  Financial Statements.......................................   40
         6.11  Certificates; Other Information............................   40
         6.12  Notices....................................................   41
         6.13  Cooperation................................................   42
         6.14  Maintain Ownership and Control.............................   42

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
Section                                                                     Page
ARTICLE VII
NEGATIVE COVENANTS........................................................   42
         7.01  Liquidations, Merger, Sale of Assets.......................   42
         7.02  Limitation on Indebtedness.................................   43
         7.03  Guaranties, Etc............................................   44
         7.04  Investments................................................   44
         7.05  Limitation on Liens........................................   45
         7.06  Deliberately left blank....................................   47
         7.07  Transactions with Affiliates...............................   47
         7.08  Use of Proceeds............................................   47
         7.09  Joint Ventures.............................................   48
         7.10  Restricted Payments........................................   48
         7.11  Minimum Tangible Net Worth.................................   48
         7.12  Maximum Leverage Ratio.....................................   48
         7.13  Minimum Fixed Charge Coverage Ratio........................   48
         7.14  ERISA......................................................   49
         7.15  Uninvited Acquisitions.....................................   49
         7.16  Change in Business.........................................   49
         7.17  Accounting Changes.........................................   49

ARTICLE VIII
EVENTS OF DEFAULT.........................................................   49
         8.01  Event of Default...........................................   49
               (a)  Non-Payment...........................................   49
               (b)  Representation or Warranty............................   49
               (c)  Specific Defaults.....................................   50
               (d)  Other Defaults........................................   50
               (e)  Cross-Default.........................................   50
               (f)  Insolvency; Voluntary Proceedings.....................   50
               (g)  Involuntary Proceedings...............................   50
               (h)  ERISA.................................................   51
               (i)  Monetary Judgments....................................   51
               (j)  Non-Monetary Judgments................................   51
               (k)  Change in Control.....................................   51
               (l)  Loss of Licenses......................................   51
               (m)  Government Approvals, Etc.............................   52
         8.02  Remedies...................................................   52
         8.03  Rights Not Exclusive.......................................   52
         8.04  Certain Financial Covenant Defaults........................   52

ARTICLE IX
THE AGENT.................................................................   53
         9.01  Appointment and Authorization; "Agent".....................   53
         9.02  Delegation of Duties.......................................   53
         9.03  Liability of Agent.........................................   53
         9.04  Reliance by Agent..........................................   54
         9.05  Notice of Default..........................................   54
         9.06  Credit Decision............................................   55
         9.07  Indemnification of Agent...................................   55

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
Section                                                                     Page
         9.08  Agent in Individual Capacity...............................   56
         9.09  Successor Agent............................................   56
         9.10  Withholding Tax............................................   57


ARTICLE X
MISCELLANEOUS.............................................................   58
         10.01  Amendments and Waivers....................................   58
         10.02  Notices...................................................   59
         10.03  No Waiver; Cumulative Remedies............................   60
         10.04  Costs and Expenses........................................   60
         10.05  Companies Indemnification.................................   61
         10.06  Payments Set Aside........................................   61
         10.07  Successors and Assigns....................................   61
         10.08  Assignments, Participations, etc..........................   62
         10.09  Confidentiality...........................................   63
         10.10  Set-off...................................................   64
         10.11  Notification of Addresses, Lending Offices,
                  Etc.....................................................   65
         10.12  Counterparts..............................................   65
         10.13  Severability..............................................   65
         10.14  No Third Parties Benefited................................   65
         10.15  Governing Law and Jurisdiction............................   65
         10.16  Waiver of Jury Trial......................................   65

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
Section                                                                     Page
SCHEDULES

    Schedule 2.01   Commitments
    Schedule 5.12   ERISA
    Schedule 5.13   Environmental Matters
    Schedule 5.15   Copyrights, Patents, etc.
    Schedule 5.16   Subsidiaries and Minority Interests
    Schedule 5.17   Insurance Matters
    Schedule 7.02   Existing Indebtedness
    Schedule 7.05   Permitted Liens
    Schedule 10.02  Lending Offices; Addresses for Notices

EXHIBITS

    Exhibit A       Form of Compliance Certificate
    Exhibit B       Form of Promissory Note
    Exhibit C       Form of Notice of Borrowing
    Exhibit D       Form of Notice of Conversion/Continuation
    Exhibit E       Legal Opinion of Companies' Counsel
    Exhibit F       Form of Assignment and Acceptance

                               CREDIT AGREEMENT

         This CREDIT AGREEMENT is entered into as of December 22, 1995, among PENWEST, LTD., a Washington corporation ("Penwest"), Penford Products Co., a Delaware corporation, and Edward Mendell Co., Inc., Washington corporation (Penwest, Penford Products Co., and Edward Mendell Co., Inc. are collectively referred to in this Agreement as the "Companies"; and individually, a "Company"), the several financial institutions from time to time party to this Agreement (collectively, the "Banks"; individually, a "Bank"), and Bank of America National Trust and Savings Association, as agent for the Banks.

         WHEREAS, the Banks have agreed to make available to the Companies a revolving credit facility upon the terms and conditions set forth in this Agreement;

         NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         1.01 Certain Defined Terms. The following terms have the following meanings:

                  "Acquisition" means any transaction or series of related transactions by a Company for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that such Company or Subsidiary is the surviving entity.

                  "Affiliate" means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, membership interests, by contract, or otherwise.

                  "Agent" means BofA in its capacity as agent for the

         Banks hereunder, and any successor agent arising under Section 9.09.

                  "Agent-Related Persons" means BofA and any successor agent arising under Section 9.09, together with their respective Affiliates (including, in the case of BofA, the Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

                  "Agent's Payment Office" means the address for payments set forth on Schedule 10.02 or such other address as the Agent may from time to time specify.

                  "Agreement" means this Credit Agreement.

                  "Applicable Margin" means for the period from the date of this Agreement until two Business Days after receipt by the Agent of the Compliance Certificate delivered together with the financial statements referred to in Section 6.10(a) for Penwest's 1995 fiscal year ended August 31, 1995, 0.625% for Offshore Rate Loans and 0.00% for Base Rate Loans, thereafter the Applicable Margin shall be determined as follows:

================================================================================

                          If the Consolidated Total Debt to EBITDA
                          Ratio of Penwest shown on the most recent
                          Compliance Certificate (starting with the
                          Compliance Certificate delivered together with the financial statements referred to in Section 6.10(a) for Penwest's 1995 fiscal year ended August 31, 1995)
                          furnished pursuant to Section 6.11(a) is as set forth below and an Event of Default has not occurred:

                          ------------------------------------------------------

                          Greater than or equal to               Less than
                          3.00 to 1.0                            3.00 to 1.0
- --------------------------------------------------------------------------------
Offshore
Rate Loans                          0.750%                          0.625%
- --------------------------------------------------------------------------------
Base Rate
Loans                               0.000%                          0.000%
================================================================================

         Each subsequent change in the Applicable Margin shall take effect two Business Days after receipt by the Agent of Penwest's Compliance Certificate pursuant to Section 6.11(a).

                  "Arranger" means BA Securities, Inc., a Delaware corporation.

                  "Assignee" has the meaning specified in subsection
         10.08(a).

                  "Attorney Costs" means and includes all fees and disbursements of any law firm or other external counsel, the allocated cost of internal legal services and all disbursements of internal counsel.

                  "Bank" has the meaning specified in the introductory clause hereto.

                  "Bankruptcy Code" means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. Section 101, et seq.).

                  "Base Rate" means, for any day, the higher of: (a) 0.50% per annum above the latest Federal Funds Rate; and (b) the rate of interest in effect for such day as publicly announced from time to time by BofA in San Francisco, California, as its "reference rate." (The "reference rate" is a rate set by BofA based upon various factors including BofA's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.)

                  Any change in the reference rate announced by BofA shall take effect at the opening of business on the day specified in the public announcement of such change.

                  "Base Rate Loan" means a Loan that bears interest based on the Base Rate.

                  "Beneficial Owner" means, with respect to any securities, a Person who would be deemed to be a beneficial owner thereof under Rule 13d-3 of the Exchange Act as in effect on the date hereof.

                  "BofA" means Bank of America National Trust and Savings Association, a national banking association.

                  "Borrowing" means a borrowing hereunder consisting of Loans of the same Type made to a Company on the same day by the Banks under
         Article II, and, other than in the case of Base Rate Loans, having the same Interest Period.

                  "Borrowing Date" means any date on which a Borrowing occurs under Section 2.03.

                  "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or San Francisco, California are authorized or required by law to close and, if the applicable Business Day relates to any Offshore Rate Loan, means such a day on which dealings are carried on in the applicable offshore dollar interbank market.

                  "Capital Adequacy Regulation" means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

                  "Change in Control" means any of the following events or conditions: (i) any Interested Stockholder is or becomes a Beneficial Owner, directly or indirectly, of 30% or more of the outstanding shares of the any Company entitled to vote in the election of directors, unless the acquisition of 30% or more of such shares by such Interested Stockholder shall have been approved or ratified by a majority of the Continuing Directors, (ii) any Interested Stockholder is or becomes a Beneficial Owner, directly or indirectly, of 50% or more of the outstanding shares of any Company entitled to vote in the election of directors, or (iii) Continuing Directors no longer constitute a majority of any Company's board of directors.

                  "Closing Date" means the date on which all conditions precedent set forth in Section 4.01 are satisfied or waived by all Banks (or, in the case of subsection 4.01(d), waived by the Person entitled to receive such payment).

                  "Code" means the Internal Revenue Code of 1986, and regulations promulgated thereunder.

                  "Commitment", as to each Bank, has the meaning specified in Section 2.01.

                  "Compliance Certificate" means a certificate substantially in the form of Exhibit A.

                  "Consolidated Current Debt" of Penwest means all Current Debt of Penwest and its Restricted Subsidiaries, determined on a consolidated basis eliminating intercompany items.

                  "Consolidated Funded Debt" of Penwest means all Funded Debt of Penwest and its Restricted Subsidiaries, determined on a consolidated basis eliminating intercompany items.

                  "Consolidated Net Worth" of Penwest means, on a consolidated basis, the amount by which (A) Penwest's total assets exceeds (B) Penwest's total liabilities (including accrued and deferred income taxes and subordinated liabilities); except that if, at the time of computation, (C) the portion of Consolidated Net Worth attributable to those Subsidiaries of Penwest which are not Restricted

         Subsidiaries is more than (D) 15% of Consolidated Net Worth, then Consolidated Net Worth shall be determined by subtracting (x) the amount by which (C) exceeds (D) from (y) the amount by which (A) exceeds (B).

                  "Consolidated Total Debt" of Penwest means the sum of Consolidated Current Debt plus Consolidated Funded Debt.

                  "Consolidated Total Debt to EBITDA Ratio" of Penwest means the ratio of Consolidated Total Debt to Penwest's EBITDA.

                  "Contingent Obligation" means, as to any Person, any direct or indirect liability of that Person, whether or not contingent, with or without recourse, (a) with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the "primary obligations") of another Person (the "primary obligor"), including any obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each, a "Guaranty Obligation"); or (b) with respect to any Surety Instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments. The amount of any Contingent Obligation shall, in the case of Guaranty Obligations, be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof, and in the case of other Contingent Obligations shall be equal to the maximum reasonably anticipated liability in respect thereof.

                  "Continuing Director" means a member of the any Company's board of directors who (i) was a member of such board immediately prior to the time any Interested Stockholder became an Interested Stockholder or (ii) was nominated by a majority of the directors who were Continuing Directors at the time of such nomination.

                  "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

                  "Conversion/Continuation Date" means any date on which, under
         Section 2.04, a Company (a) converts Loans of one Type to another Type, or (b) continues as Loans of the same Type, but with a new Interest Period, Loans having Interest Periods expiring on such date.

                  "Current Debt" of any Person means, as of the date of any determination thereof, (i) all Indebtedness of such Person for borrowed money other than Funded Debt of such Person and (ii) Guaranty Obligations of such Person of Current Debt of others.

                  "Default" means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

                  "Dollars", "dollars" and "$" each mean lawful money of the United States.

                  "EBITDA" of a Person means such Person's earnings before interest expense, taxes, depreciation, and amortization, computed on a consolidated basis and measured on a four quarter trailing basis.

                  "Eligible Assignee" means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000; (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD; and
         (c) a Person that is primarily engaged in the business of commercial banking and that is (i) a Subsidiary of a Bank, (ii) a Subsidiary of a Person of which a Bank is a Subsidiary, or (iii) a Person of which a Bank is a Subsidiary.

                  "Environmental Claims" means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

                  "Environmental Laws" means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, and regulations promulgated thereunder.

                  "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with any Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the
         Code).

                  "ERISA Event" means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or
         (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Company or any ERISA Affiliate.

                  "Eurodollar Reserve Percentage" has the meaning specified in the definition of "Offshore Rate".

                  "Event of Default" means any of the events or circumstances specified in Section 8.01.

                  "Exchange Act" means the Securities Exchange Act of 1934, and regulations promulgated thereunder.

                  "Extension Request" has the meaning ascribed in
         Section 2.14.

                  "Federal Funds Rate" means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, "H.15(519)") on the preceding Business Day opposite the caption "Federal Funds (Effective)"; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York, New York time) on that day by each of three leading brokers of Federal funds transactions in New York, New York selected by the Agent.

                  "Fee Letter" has the meaning specified in subsection
         2.09(a).

                  "FRB" means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

                  "Funded Debt" of any Person means all Indebtedness of such Person in each case having a final maturity of one or more than one year from the date of origin thereof (or which is renewable or extendible at the option of the obligor for a period or periods more than one year from the date of origin), including all principal payments in respect thereof that are required to be made within one year from the date of any determination of Funded Debt, whether or not the obligation to make such payments shall constitute a current liability of the obligor under GAAP.

                  "Further Taxes" means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges (including, without limitation, net income taxes and franchise taxes), and all liabilities with respect thereto, imposed by any jurisdiction on account of amounts payable or paid pursuant to
         Section 3.01.

                  "GAAP" means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

                  "Government Approval" means an approval, permit, license, authorization, certificate, or consent of any Governmental Authority.

                  "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

                  "Guaranty Obligation" has the meaning specified in the definition of "Contingent Obligation."

                  "Indebtedness" of any Person means, without duplication, (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business on ordinary terms); (c) all non-contingent reimbursement or payment obligations with respect to Surety Instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all obligations with respect to capital leases; (g) all indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (h) all Guaranty Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) above.

         For all purposes of this Agreement, the Indebtedness of any Person shall include all recourse Indebtedness of any partnership or joint venture or limited liability company in which such Person is a general partner or a joint venturer or a member.

                  "Indemnified Liabilities" has the meaning specified in
         Section 10.05.

                  "Indemnified Person" has the meaning specified in
         Section 10.05.

                  "Independent Auditor" has the meaning specified in subsection 6.10(a).

                  "Insolvency Proceeding" means, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

                  "Interest Payment Date" means, as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and, as to any Base Rate Loan, the last Business Day of each calendar quarter and each date such Loan is converted into another Type of Loan, provided, however, that if any Interest Period for an Offshore Rate Loan exceeds three months, the date that falls three months after the beginning of such Interest Period and after each Interest Payment Date thereafter is also an Interest Payment Date.

                  "Interest Period" means, as to any Offshore Rate Loan, the period commencing on the Borrowing Date of such Loan or on the Conversion/Continuation Date on which the Loan is converted into or continued as an Offshore Rate Loan, and ending on the date one, two, three or six months thereafter as selected by a Company in its Notice of Borrowing or Notice of Conversion/Continuation;

         provided that:

                           (i) if any Interest Period would otherwise end on a
                  day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

                           (ii) any Interest Period that begins on the last
                  Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

                           (iii)  no Interest Period for any Loan shall
                  extend beyond the Termination Date.

                  "Interested Stockholder" means (i) any Person which is or becomes the Beneficial Owner, directly or indirectly, of 5% or more of the outstanding shares of any Company entitled to vote or (ii) any two or more Persons which "act as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding, or disposing of securities" of any Company and which are or become the Beneficial Owners, directly or indirectly, of 5% or more of the outstanding shares of any Company entitled to vote.

                  "IRS" means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

                  "Joint Venture" means a single-purpose corporation, partnership, limited liability company, joint venture or other similar legal arrangement (whether created by contract or conducted through a separate legal entity) now or hereafter formed by any Company or any of its Subsidiaries with another Person in order to conduct a common venture or enterprise with such Person.

                  "Lending Office" means, as to any Bank, the office or offices of such Bank specified as its "Lending Office" or "Domestic Lending Office" or "Offshore Lending Office", as the case may be, on Schedule 10.02, or such other office or offices as such Bank may from time to time notify the Companies and the Agent.

                  "Lien" means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preferential arrangement of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the Uniform Commercial Code or any comparable law) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under an operating lease.

                  "Loan" means an extension of credit by a Bank to a Company under Article II, and may be a Base Rate Loan or an Offshore Rate Loan (each, a "Type" of Loan).

                  "Loan Documents" means this Agreement, any Notes, the Fee Letters and all other documents delivered to the Agent or any Bank in connection herewith.

                  "Majority Banks" means at any time Banks then holding at least 66-2/3% of the then aggregate unpaid principal amount of the Loans, or, if no such principal amount is then outstanding, Banks then having at least 66-2/3% of the Commitments.

                  "Margin Stock" means "margin stock" as such term is defined in Regulation G, T, U or X of the FRB.

                  "Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of the Companies and their Subsidiaries taken as a whole; or (b) a material adverse effect upon the legality, validity, binding effect or enforceability against any Company of any Loan Document.

                  "Multiemployer Plan" means a "multiemployer plan", within the meaning of Section 4001(a)(3) of ERISA, to which any Company or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.

                  "Note" means a promissory note executed by the Companies in favor of a Bank pursuant to subsection 2.02(b), in substantially the form of Exhibit B.

                  "Notice of Borrowing" means a notice in substantially the form of Exhibit C.

                  "Notice of Conversion/Continuation" means a notice in substantially the form of Exhibit D.

                  "Obligations" means all advances, debts, liabilities, obligations, covenants and duties arising under any Loan Document owing by the Companies to any Bank, the Agent, or any Indemnified Person, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising.

                  "Offshore Rate" means, for any Interest Period, with respect to Offshore Rate Loans comprising part of the same Borrowing, the rate of interest per annum (rounded upward to the next 1/16th of 1%) determined by the Agent as follows:

         Offshore Rate =                IBOR
                         ------------------------------------
                         1.00 - Eurodollar Reserve Percentage

         Where,

                           "Eurodollar Reserve Percentage" means for any day for
                  any Interest Period the maximum reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day (whether or not applicable to any Bank) under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to deposits exceeding $5,000,000,000 in respect of Eurocurrency funding (currently referred to as "Eurocurrency liabilities"); and

                           "IBOR" means the rate of interest per annum
                  determined by the Agent as the rate at which dollar deposits in the approximate amount of BofA's Offshore Rate Loan for such Interest Period would be offered by BofA's Grand Cayman Branch, Grand Cayman B.W.I. (or such other office as may be designated for such purpose by BofA), to major banks in the offshore dollar interbank market at their request at approximately 11:00 a.m. (New York, New York time) two Business Days prior to the commencement of such Interest Period.

                           The Offshore Rate shall be adjusted automatically as
                  to all Offshore Rate Loans then outstanding as of the effective date of any change in the Eurodollar Reserve Percentage.

                  "Offshore Rate Loan" means a Loan that bears interest based on the Offshore Rate.

                  "Organization Documents" means, for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation.

                  "Other Taxes" means any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, this Agreement or any other Loan Documents.

                  "Participant" has the meaning specified in subsection
         10.08(d).

                  "PBGC" means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.

                  "Pension Plan" means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which any Company sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years.

                  "Permitted Liens" has the meaning specified in Section
         7.05.

                  "Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

                  "Plan" means an employee benefit plan (as defined in Section 3(3) of ERISA) which any Company sponsors or maintains or to which any Company makes, is making, or is obligated to make contributions and includes any Pension Plan.

                  "Prior Credit Agreements" means that certain (a) Secured Term Credit Agreement dated as of November 9, 1990, among Penwest, Ltd. and Penford Products Co. as Borrowers; Security Pacific Bank Washington, N.A., Seattle-First National Bank, Continental Bank N.A., and U.S.
         Bank of Washington, National Association as Lenders and Security Pacific Bank Washington, N.A. as Agent for the Lenders as amended from time to time and as in effect as of the opening of business on the date of this Agreement, and (b) Revolving Credit Agreement dated as of April 15, 1989 among Penwest, Ltd. and Penford Products Co. as Borrowers; Security Pacific Bank Washington, N.A., Seattle-First National Bank, continental Bank N.A., and U.S. Bank of Washington, National Association as Lenders and Security Pacific Bank Washington, N.A. as Agent for the Lenders as amended from time to time and as in effect as of the opening of business on the date of this Agreement.

                  "Pro Rata Share" means, as to any Bank at any time, the percentage equivalent (expressed as a decimal, rounded to the ninth decimal place) at such time of such Bank's Commitment divided by the combined Commitments of all Banks.

                  "Reportable Event" means, any of the events set forth in
         Section 4043(b) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

                  "Requirement of Law" means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

                  "Responsible Officer" of a Person means the chief executive officer or the president of such Person, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants, the chief financial officer or the treasurer of such Person, or any other officer having substantially the same authority and responsibility.

                  "Restricted Subsidiary" of Penwest means any Subsidiary of Penwest (i) which is organized under the laws of the United States or any State thereof; (ii) which conducts substantially all of its business and has substantially all of its assets within the United States; and (iii) of which more than 80% (by number of votes) of the Voting Stock is beneficially owned, directly or indirectly, by Penwest.

                  "SEC" means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

                  "Subsidiary" of a Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than 50% of the voting stock, membership interests or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a "Subsidiary" refer to a Subsidiary of the relevant Company.

                  "Surety Instruments" means all letters of credit (including standby and commercial), banker's acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.

                  "Tangible Net Worth" of a Person means, on a consolidated basis, total assets (exclusive of goodwill, patents, trademarks, trade names, organization expense, treasury shares, unamortized debt discount and premium, deferred charges and other like intangibles) less all liabilities (including accrued and deferred income taxes and subordinated liabilities).

                  "Taxes" means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of each Bank and the Agent, respectively, taxes imposed on or measured by its net income or gross receipts (to the extent such taxes measured by gross receipts are in the nature of or in lieu of income taxes) by the jurisdiction (or any political subdivision thereof) under the laws of which such Bank or the Agent, as the case may be, is organized or maintains a lending office.

                  "Termination Date" means the earlier to occur of:

                          (a) December 30, 1998 (or the later date provided by an extension pursuant to Section 2.14); and

                          (b) the date on which the Commitments terminate in accordance with the provisions of this Agreement.

                  "Total Capitalization" of Penwest means the sum of

         Consolidated Total Debt plus Consolidated Net Worth.

                  "Type" has the meaning specified in the definition of "Loan."

                  "Unfunded Pension Liability" means the excess of a Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

                  "United States" and "U.S." each means the United States of America.

                  "Voting Stock" means securities of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

                  "Wholly-Owned" used in connection with any Subsidiary means any corporation in which (other than directors' qualifying shares required by law) 100% of the capital stock of each class having ordinary voting power, and 100% of the capital stock of every other class, in each case, at the time as of which any determination is being made, is owned, beneficially and of record, by the relevant Company, or by one or more of the other Wholly-Owned Subsidiaries, or both.

         1.02  Other Interpretive Provisions.

                  (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

                  (b) The words "hereof", "herein", "hereunder" and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

                  (c) (1) The term "documents" includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

                         (2) The term "including" is not limiting and means "including without limitation."

                         (3) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding", and the word "through" means "to and including."

                  (d) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

                  (e) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

                  (f) This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms. Unless otherwise expressly provided, any reference to any action of the Agent or the Banks by way of consent, approval or waiver shall be deemed modified by the phrase "in its/their sole discretion."

                  (g) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Agent, the Companies, and the other parties, and are the products of all parties. Accordingly, they shall not be construed against the Banks or the Agent merely because of the Agent's or Banks' involvement in their preparation.

         1.03     Accounting Principles.

                  (a) Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied.

                  (b) References herein to "fiscal year" and "fiscal quarter" refer to such fiscal periods of Penwest.

                                   ARTICLE II

                                   THE CREDITS

         2.01 Amounts and Terms of Commitments. Each Bank severally agrees, on the terms and conditions set forth herein, to make loans to the Companies from time to time on any Business Day during the period from the Closing Date to the Termination Date, in an aggregate amount not to exceed at any time outstanding the amount set forth on Schedule 2.01 (such amount as the same may be reduced under Section 2.05 or as a result of one or more assignments under
Section 10.08, the Bank's "Commitment");

provided, however, that, after giving effect to any Borrowing, the aggregate principal amount of all outstanding Loans shall not at any time exceed the combined Commitments. Within the limits of each Bank's Commitment, and subject to the other terms and conditions hereof, the Companies may borrow under this Section, prepay under Section 2.06 and reborrow under this Section.

         2.02     Loan Accounts.

                  (a) The Loans made by each Bank shall be evidenced by one or more loan accounts or records maintained by such Bank in the ordinary course of business. The loan accounts or records maintained by the Agent and each Bank shall be conclusive, absent manifest error, of the amount of the Loans made by the Banks to the Companies and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Companies hereunder to pay any amount owing with respect to the Loans.

                  (b) Upon the request of any Bank made through the Agent, the Loans made by such Bank may be evidenced by one or more Notes, instead of or in addition to loan accounts. Each such Bank shall endorse on the schedules annexed to its Note(s) the date, amount and maturity of each Loan made by it and the amount of each payment of principal made by the Companies with respect thereto. Each such Bank is irrevocably authorized by the Companies to endorse its Note(s) and each Bank's record shall be conclusive absent manifest error; provided, however, that the failure of a Bank to make, or an error in making, a notation thereon with respect to any Loan shall not limit or otherwise affect the obligations of the Companies hereunder or under any such Note to such Bank.

         2.03     Procedure for Borrowing.

                  (a) Each Borrowing shall be made on a Business Day upon a Company's irrevocable written notice delivered to the Agent in the form of a Notice of Borrowing, which notice must be received by the Agent prior to (i) 10:00 a.m. San Francisco, California time, three Business Days prior to the requested Borrowing Date, in the case of Offshore Rate Loans; and (ii) 9:00 a.m. on the requested Borrowing Date, in the case of Base Rate Loans, specifying:

                  (1) the amount of the Borrowing, which shall be in an aggregate minimum amount (y) of $2,000,000 or any integral multiple of $500,000 in excess thereof in the case of Offshore Rate Loans or (z) which is an integral multiple of $500,000 in the case of Base Rate Loans;

                  (2) the requested Borrowing Date, which shall be a Business
         Day;

                  (3) the Type of Loans comprising the Borrowing; and

                  (4) the duration of the Interest Period applicable to such Loans included in such notice. If the Notice of Borrowing fails to specify the duration of the Interest Period for any Borrowing comprised of Offshore Rate Loans, such Interest Period shall be three months;

provided, however, that with respect to the Borrowing to be made on the Closing Date, the Notice of Borrowing shall be delivered to the Agent not later than 10:00 a.m. San Francisco, California time) one Business Day before the Closing Date and such Borrowing will consist of Base Rate Loans only.

                  (b) The Agent will promptly notify each Bank of its receipt of any Notice of Borrowing and of the amount of such Bank's Pro Rata Share of that Borrowing.

                  (c) Each Bank will make the amount of its Pro Rata Share of each Borrowing available to the Agent for the account of the borrowing Company at the Agent's Payment Office by 12:00 noon San Francisco, California time) on the Borrowing Date requested by the such Company in funds immediately available to the Agent. The proceeds of all such Loans will then be made available to the borrowing Company by the Agent at such office by crediting the account of such Company on the books of BofA with the aggregate of the amounts made available to the Agent by the Banks and in like funds as received by the Agent.

                  (d) After giving effect to any Borrowing, unless the Agent shall otherwise consent, there may not be more than five different Interest Periods in effect.

         2.04     Conversion and Continuation Elections.

                  (a) A Company may, upon irrevocable written notice to the Agent in accordance with subsection 2.04(b):

                      (1) elect, as of any Business Day, in the case of its Base Rate Loans, or as of the last day of the applicable Interest Period, in the case of Offshore Rate Loans, to convert any Base Rate Loans or any part thereof in an amount not less than $2,000,000 or that is an integral multiple of $500,000 in excess thereof into Offshore Rate Loans or to convert any Offshore Rate Loans or any part thereof in integral multiples of $500,000 into Base Rate Loans; or

                      (2) elect, as of the last day of the applicable Interest Period, to continue any of its Offshore Rate Loans having Interest Periods expiring on such day (or any part thereof in an amount not less than $2,000,000 or that is in an integral multiple of $500,000 in excess thereof);

provided, that if at any time the aggregate amount of Offshore Rate Loans in respect of any Borrowing to a Company is reduced, by payment, prepayment, or conversion of part thereof to be less than $2,000,000, such Offshore Rate Loans shall automatically convert into Base Rate Loans, and on and after such date the right of such Company to continue such Loans as, and convert such Loans into, Offshore Rate Loans shall terminate.

                  (b) A Company shall deliver a Notice of
Conversion/Continuation to be received by the Agent not later than (i) 10:00 a.m. San Francisco, California time at least three Business Days in advance of the Conversion/Continuation Date, if its Loans are to be converted into or continued as Offshore Rate Loans; and (ii) 9:00 a.m. San Francisco, California time on the Business Day of the Conversion/Continuation Date, if the Loans are to be converted into Base Rate Loans, specifying:

                      (1) the proposed Conversion/Continuation Date;

                      (2) the aggregate amount of Loans to be converted or continued;

                      (3) the Type of Loans resulting from the proposed conversion or continuation; and

                      (4) other than in the case of conversions into Base Rate Loans, the duration of the requested Interest Period.

                  (c) If upon the expiration of any Interest Period applicable to its Offshore Rate Loans, a Company has failed to select timely a new Interest Period to be applicable to such Offshore Rate Loans or if any Default or Event of Default then exists, a Company shall be deemed to have elected to convert its Offshore Rate Loans into Base Rate Loans effective as of the expiration date of such Interest Period.

                  (d) The Agent will promptly notify each Bank of its receipt of a Notice of Conversion/Continuation, or, if no timely notice is provided by the borrower Company, the Agent will promptly notify each Bank of the details of any automatic conversion. All conversions and continuations shall be made ratably according to the respective outstanding principal amounts of the Loans with respect to which the notice was given held by each Bank.

                  (e) Unless the Majority Banks otherwise consent, during the existence of a Default or Event of Default, a Company may not elect to have a Loan converted into or continued as an Offshore Rate Loan.

                  (f) After giving effect to any conversion or continuation of Loans, unless the Agent shall otherwise consent, there may not be more than five different Interest Periods in effect.

         2.05     Voluntary Termination or Reduction of Commitments.

Penwest may, upon not less than five Business Days' prior notice to the Agent, terminate the Commitments, or permanently reduce the Commitments by integral multiples of $1,000,000; unless, after giving effect thereto and to any prepayments of Loans made on the effective date thereof, the then outstanding principal amount of the Loans would exceed the amount of the combined Commitments then in effect. Once reduced in accordance with this Section, the Commitments may not be increased. Any reduction of the Commitments shall be applied to each Bank according to its Pro Rata Share. All accrued commitment fees to, but not including the effective date of any reduction or termination of Commitments, shall be paid on the effective date of such reduction or termination.

         2.06 Optional Prepayments. Subject to Section 3.04, a Company may, at any time or from time to time, upon not less than three Business Days irrevocable notice to the Agent with respect to Offshore Rate Loans made to it and one Business Day irrevocable written notice to the Agent with respect to Base Rate Loans made to it, ratably prepay Loans in whole or in part, in minimum amounts of (y) $2,000,000 or any integral multiple of $500,000 in excess thereof with respect to Offshore Rate Loans, and (z) $500,000 or any integral multiple of $100,000 in excess thereof with respect to Base Rate Loans. Such notice of prepayment shall specify the date and amount of such prepayment and the Loan to be prepaid. The Agent will promptly notify each Bank of its receipt of any such notice, and of such Bank's Pro Rata Share of such prepayment. If such notice is given by a Company, such Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to each such date on the amount prepaid and any amounts required pursuant to Section 3.04.

         2.07 Repayment. The Companies shall repay to the Banks on the Termination Date the aggregate principal amount of Loans outstanding on such date.

         2.08     Interest.

                  (a) Each Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to the Offshore Rate for the relevant Interest Period or the Base Rate, as the case may be (and subject to the borrowing Company's right to convert to other Types of Loans under Section 2.04), plus the Applicable Margin.

                  (b) Interest on each Loan shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any prepayment of Loans under Section 2.06 for the portion of the Loans so prepaid and upon payment (including prepayment) in full thereof and, during the existence of any Event of Default, interest shall be paid on demand of the Agent at the request or with the consent of the Majority Banks.

                  (c) Notwithstanding subsection (a) of this Section, while any Event of Default exists or after acceleration, the Companies shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all outstanding Obligations, at a rate per annum which is determined by adding 3% per annum to the Applicable Margin then in effect for such Loans and, in the case of Obligations not subject to an Applicable Margin, at a rate per annum equal to the Base Rate plus 3%; provided, however, that, on and after the expiration of any Interest Period applicable to any Offshore Rate Loan outstanding on the date of occurrence of such Event of Default or acceleration, the principal amount of such Loan shall, during the continuation of such Event of Default or after acceleration, bear interest at a rate per annum equal to the Base Rate plus 3%.

                  (d) Anything herein to the contrary notwithstanding, the obligations of the Companies to any Bank hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by such Bank would be contrary to the provisions of any law applicable to such Bank limiting the highest rate of interest that may be lawfully contracted for, charged or received by such Bank, and in such event the Companies shall pay such Bank interest at the highest rate permitted by applicable law.

         2.09     Fees.

                  (a) Agency Fees. The Companies shall pay an agency fee to the Agent for the Agent's own account, as required by the letter agreement ("Fee Letter") between Penwest and the Arranger and Agent dated August 11, 1995.

                  (b) Commitment Fees. The Companies shall pay to the Agent for the account of each Bank a commitment fee on the average daily unused portion of such Bank's Commitment, computed on a quarterly basis in arrears on the last Business Day of each calendar quarter based upon the daily utilization for that quarter as calculated by the Agent at a rate equal to 0.25% per annum. Such commitment fee shall accrue from the Closing Date to the Termination Date and shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter commencing on December 29, 1995, with the final payment to be made on the Termination Date; provided that, in connection with any reduction or termination of Commitments under Section 2.05, the accrued commitment fee calculated for the period ending on such date shall also be paid on the date of such reduction or termination, with the following quarterly payment being calculated on the basis of the period from such reduction or termination date to such quarterly payment date. The commitment fees provided in this subsection shall accrue at all times after the above-mentioned commencement date, including at any time during which one or more conditions in Article IV are not met.

         2.10     Computation of Fees and Interest.

                  (a) All computations of interest for Base Rate Loans when the Base Rate is determined by BofA's "reference rate" shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year). Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

                  (b) Each determination of an interest rate by the Agent shall be conclusive and binding on the Companies and the Banks in the absence of manifest error.

         2.11     Payments by the Companies.

                  (a) All payments to be made by the Companies shall be made without set-off, recoupment or counterclaim. Except as otherwise expressly provided herein, all payments by the Companies shall be made to the Agent for the account of the Banks at the Agent's Payment Office, and shall be made in dollars and in immediately available funds, no later than 10:00 a.m. San Francisco, California time) on the date specified herein. The Agent will promptly distribute to each Bank its Pro Rata Share (or other applicable share as expressly provided herein) of such payment in like funds as received. Any payment received by the Agent later than 10:00 a.m. (San Francisco, California time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue.

                  (b) Subject to the provisions set forth in the definition of "Interest Period" herein, whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

                  (c) Unless the Agent receives notice from Penwest prior to the date on which any payment is due from any of the Companies to the Banks that such payment in full will not be made as and when required, the Agent may assume that such payment in full has been made to the Agent on such date in immediately available funds and the Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent such payment in full has not been made to the Agent by a Company or the Companies, each Bank shall repay to the Agent on demand such amount distributed to such Bank, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Bank until the date repaid.

         2.12     Payments by the Banks to the Agent.

                  (a) Unless the Agent receives notice from a Bank on or prior to the Closing Date or, with respect to any Borrowing after the Closing Date, at least one Business Day prior to the date of such Borrowing, that such Bank will not make available as and when required hereunder to the Agent for the account of any Company the amount of that Bank's Pro Rata Share of the Borrowing, the Agent may assume that each Bank has made such amount available to the Agent in immediately available funds on the Borrowing Date and the Agent may (but shall not be so required), in reliance upon such assumption, make available to the borrowing Company on such date a corresponding amount. If and to the extent any Bank shall not have made its full amount available to the Agent in immediately available funds and the Agent in such circumstances has made available to the borrowing Company such amount, that Bank shall on the Business Day following such Borrowing Date make such amount available to the Agent, together with interest at the Federal Funds Rate for each day during such period. A notice of the Agent submitted to any Bank with respect to amounts owing under this subsection (a) shall be conclusive, absent manifest error. If such amount is so made available, such payment to the Agent shall constitute such Bank's Loan on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to the Agent on the Business Day following the Borrowing Date, the Agent will notify the Company or Companies receiving such amount of such failure to fund and, upon demand by the Agent, the Companies shall pay such amount to the Agent for the Agent's account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing.

                  (b) The failure of any Bank to make any Loan on any Borrowing Date shall not relieve any other Bank of any obligation hereunder to make a Loan on such Borrowing Date, but no Bank shall be responsible for the failure of any other Bank to make the Loan to be made by such other Bank on any Borrowing Date.

         2.13 Sharing of Payments, Etc. If, other than as expressly provided elsewhere herein, any Bank shall obtain on account of the Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder), such Bank shall immediately (a) notify the Agent of such fact, and (b) purchase from the other Banks such participations in the Loans made by them as shall be necessary to cause such purchasing Bank to share the excess payment pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Bank, such purchase shall to that extent be rescinded and each other Bank shall repay to the purchasing Bank the purchase price paid therefor, together with an amount equal to such paying Bank's ratable share (according to the proportion of (i) the amount of such paying Bank's required repayment to
(ii) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Companies agree that any Bank so purchasing a participation from another Bank may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 10.10) with respect to such participation as fully as if such Bank were the direct creditor of the Companies in the amount of such participation. The Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Banks following any such purchases or repayments.

         2.14     Extension of Termination Date.

                  (a) Unless the Banks' commitments to lend under this Agreement shall have sooner terminated pursuant to the terms of this Agreement, upon written request from the Companies (an "Extension Request"), received by the Agent not more than 60 days and not less than 30 days prior to the date that is two years before the Termination Date then in effect, the Companies may request that the Termination Date be extended to the date that is one year after the current Termination Date.

                  (b) Each Bank shall use reasonable commercial efforts to notify the Agent and the Companies by facsimile, telegram, telex or otherwise in writing within 20 days after receipt of an Extension Request as to whether it consents to the extension requested. If a Bank has not replied by facsimile, telegram, telex or otherwise in writing to the Agent and to the Companies by the end of such 20 day period, that Bank shall be deemed not to have consented to the requested extension. The Agent shall promptly notify each Bank and the Companies of any Bank's decision to reject the proposed extension.

                  (c) The Termination Date shall be extended pursuant to an Extension Request if all of the Banks agree to such Extension Request.

                                   ARTICLE III

TAXES, YIELD PROTECTION, ILLEGALITY, JOINT AND SEVERAL LIABILITY

         3.01     Taxes.

                  (a) Any and all payments by any Company to each Bank or the Agent under this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding for, any Taxes. In addition, the Companies shall pay all Other Taxes.

                  (b) If any Company shall be required by law to deduct or withhold any Taxes, Other Taxes or Further Taxes from or in respect of any sum payable hereunder to any Bank or the Agent, then:

                      (i) the sum payable shall be increased as necessary so that, after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section), such Bank or the Agent, as the case may be, receives and retains an amount equal to the sum it would have received and retained had no such deductions or withholdings been made;

                      (ii) such Company shall make such deductions and withholdings;

                      (iii) the Companies shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and

                      (iv) the Companies shall also pay to each Bank or the Agent for the account of such Bank, at the time interest is paid, Further Taxes in the amount that the respective Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such Taxes, Other Taxes or Further Taxes had not been imposed.

                  (c) The Companies agree to indemnify and hold harmless each Bank and the Agent for the full amount of i) Taxes, ii) Other Taxes, and iii) Further Taxes in the amount that the respective Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such Taxes, Other Taxes or Further Taxes had not been imposed, and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes, Other Taxes or Further Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days after the date the Bank or the Agent makes written demand therefor.

                  (d) Within 30 days after the date of any payment by any Company of Taxes, Other Taxes or Further Taxes, the Companies shall furnish to each Bank or the Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to such Bank or the Agent.

                  (e) If the Companies are required to pay any amount to any Bank or the Agent pursuant to subsection (b) or (c) of this Section, then such Bank shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such additional payment by the Companies which may thereafter accrue, if such change in the sole judgment of such Bank is not otherwise disadvantageous to such Bank.

                  (f) If any claim shall be made against the Agent or any Bank (for purposes of this subsection, the "Indemnitee") or if any proceeding shall be commenced against the Indemnitee (including a written notice of such proceeding) for any Taxes, Other Taxes, or Further Taxes as to which the Companies are required to pay pursuant to this Section, the Indemnitee shall promptly, upon receiving notice thereof, notify the Companies in writing of such claim; provided that, without prejudice to any rights the Companies may have in connection therewith, including any claim for damages for failure to give such notice, the failure to provide such notice shall not release the Companies from any of its obligations hereunder. If reasonably requested by the Companies in writing within 30 days from receipt of such notice from the Indemnitee (or such shorter period as the Indemnitee has notified the Companies is required by law or regulation for the Companies to commence such contest), and upon determination by the Indemnitee that the action to be taken will not result in criminal liability, or any substantial risk of the sale, forfeiture, or loss of, or the filing of a Lien on any asset of the Indemnitee, the Indemnitee shall upon receipt of indemnity satisfactory to it and at the expense of the Companies (including, without limitation, all reasonable out-of-pocket expenses, Attorney Costs, reasonable accounting and investigatory fees and disbursements), and provided that the Companies shall have delivered to the Indemnitee a written acknowledgement of their indemnification obligations hereunder in respect of such contest, in good faith contest the validity, applicability or amount of such Taxes, Other Taxes, or Further Taxes by, in such Indemnitee's sole discretion, (i) resisting payment thereof, (ii) not paying the same except under protest, if protest is necessary and proper, or (iii) if payment is made, using reasonable efforts to obtain a refund thereof in appropriate administrative and judicial proceedings. Any contest required pursuant to the next preceding sentence shall, at the option of such Indemnitee, be conducted by such Indemnitee or the Companies in the name of Companies or such Indemnitee. If any such contest involves payment of the Tax in question, the Companies shall either make such payment directly to the appropriate authority or furnish to such Indemnitee, at no net after-tax cost, sufficient funds to make such payment. No Indemnitee shall settle, compromise, or close such a contest without first giving the Companies at least 30 days prior written notice of its intent to do so.

         3.02     Illegality.

                  (a) If any Bank determines that the introduction of any Requirement of Law, or any change in any Requirement of Law, or in the interpretation or administration of any Requirement of Law, has made it unlawful, or that any central bank or other

Governmental Authority has asserted that it is unlawful, for any Bank or its applicable Lending Office to make Offshore Rate Loans, then, on notice thereof by the Bank to the Companies through the Agent, any obligation of that Bank to make Offshore Rate Loans shall be suspended until the Bank notifies the Agent and the Companies that the circumstances giving rise to such determination no longer exist.

                  (b) If a Bank determines that it is unlawful to maintain any Offshore Rate Loan, the Companies shall, upon its receipt of notice of such fact and demand from such Bank (with a copy to the Agent), prepay in full such Offshore Rate Loans of that Bank then outstanding, together with interest accrued thereon and amounts required under Section 3.04, either on the last day of the Interest Period thereof, if the Bank may lawfully continue to maintain such Offshore Rate Loans to such day, or immediately, if the Bank may not lawfully continue to maintain such Offshore Rate Loan. If the Companies are required to so prepay any Offshore Rate Loan, then concurrently with such prepayment, the borrower Company(ies) shall borrow from the affected Bank, in the amount of such repayment, a Base Rate Loan.

         3.03     Increased Costs and Reduction of Return.

                  (a) If any Bank determines that, due to either:

                      (i) the introduction of or any change after the date of this Agreement (other than any change by way of imposition of or increase in reserve requirements included in the calculation of the Offshore Rate) in, or in the interpretation or administration of, any law or regulation; or

                      (ii) the compliance by that Bank with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), but only if and to the extent that such compliance is required or requested by the introduction of or any change (after the date of this Agreement) in or in the interpretation or administration of any guideline or request;

there shall be any increase in the cost to such Bank of agreeing to make or making, funding or maintaining any Offshore Rate Loans, then the Companies shall be liable for, and shall from time to time, upon demand (with a copy of such demand to be sent to the Agent), pay to the Agent for the account of such Bank, additional amounts as are sufficient to compensate such Bank for such increased costs.

                  (b) If any Bank shall have determined that compliance by the Bank (or its Lending Office) or any corporation controlling the Bank with (i) any Capital Adequacy Regulation introduced after the date of this Agreement,
(ii) any change in any Capital Adequacy Regulation, or (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof affects or would affect the amount of capital required or expected to be maintained by the Bank or any corporation controlling the Bank and (taking into consideration such Bank's or such corporation's policies with respect to capital adequacy) determines that such Bank's rate of return on capital is decreased as a consequence of its Commitment, loans, credits or obligations under this Agreement to a level below that which would otherwise have been achieved, then, upon demand of such Bank to the Companies through the Agent, the Companies shall pay to the Bank, from time to time as specified by the Bank, additional amounts sufficient to compensate the Bank for such decrease.

         3.04 Funding Losses. The Companies shall reimburse each Bank and hold each Bank harmless from any loss or expense which the Bank may sustain or incur as a consequence of:

                  (a) the failure of the Companies to make on a timely basis any payment of principal of any Offshore Rate Loan;

                  (b) the failure of any Company to borrow, continue or convert a Loan after such Company has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation;

                  (c) the failure of any Company to make any prepayment in accordance with any notice delivered under Section 2.06; or

                  (d) the prepayment or other payment (including after acceleration thereof) of an Offshore Rate Loan on a day that is not the last day of the relevant Interest Period;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Offshore Rate Loans or from fees payable to terminate the deposits from which such funds were obtained.

         3.05 Inability to Determine Rates. If the Agent or the Majority Banks determine that for any reason adequate and reasonable means do not exist for determining the Offshore Rate for any requested Interest Period with respect to a proposed Offshore Rate Loan, or that the Offshore Rate applicable pursuant to subsection 2.08(a) for any requested Interest Period with respect to a proposed Offshore Rate Loan does not adequately and fairly reflect the cost to the Majority Banks of funding such Loan, the Agent will promptly so notify the Companies and each Bank. Thereafter, the obligation of the Banks to make or maintain Offshore Rate Loans, as the case may be, hereunder shall be suspended until the Agent upon the instruction of the Majority Banks revokes such notice in writing. Upon receipt of such notice, a Company may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. If a Company does not revoke such Notice, the Banks shall make, convert or continue the Loans, as proposed by such Company, in the amount specified in the applicable notice submitted by such Company, but such Loans shall be made, converted or continued as Base Rate Loans instead of Offshore Rate Loans.

         3.06 Joint and Several Liability. The Companies covenant and agree that they are jointly and severally liable for payment of all sums due under this Agreement and every other Loan Document and performance of all other Obligations. The Companies agree that:

                  (a) A separate action or actions may be brought and prosecuted against any Company whether action is brought against the other Companies or whether the other Companies are joined in any such action or actions. Each Company waives the benefit of any statute of limitations affecting its liability hereunder.

                  (b) Each Company authorizes Agent and Banks, without notice or demand and without affecting its liability hereunder, from time to time:

                      (1) to renew, compromise, extend, accelerate or otherwise change the time for payment, or otherwise change the terms, of the Obligations of the other Companies to Agent or to Banks, including increase or decrease of the rates of interest thereon, or otherwise change the terms of this Agreement with respect to such other Companies; and

                      (2) to release or substitute any one or more of any endorsers or guarantors of the Obligations.

                  (c) Each Company waives any right to require Agent and Banks:

                      (1) to proceed against any other Company or other Person;

                      (2) to exercise any right, assert any claim or demand, or proceed against or exhaust any security for any indebtedness to Agent and Banks under this Agreement; or

                      (3) to pursue any other remedy in Agent's, Banks', or any Bank's power whatsoever.

                  (d) Each Company waives any defense arising by reason of any disability or other defense of any other Company, or the cessation from any cause whatsoever of the liability of any other Company, whether consensual or arising by operation of law or any bankruptcy, insolvency or debtor relief proceeding, or from any other cause, or any claim that such Company's Obligations exceed or are more burdensome than those of any other Company. Each Company waives any defense arising by reason of any statute of limitations affecting the liability of any other Company. Each Company waives all rights and defenses arising out of an election of remedies by the Agent or any Bank.

                  (e) Each Company waives any right of subrogation, reimbursement, indemnification, and contribution (contractual, statutory or otherwise), including without limitation, any claim or right of subrogation under the Bankruptcy Code or any successor statute, against any Company arising from the existence or performance of its joint and several liability.

                  (f) Each Company waives any right to enforce any remedy which Agent and Banks now have or may hereafter have against any other Company, and waives any benefit of, and any right to participate in, any security now or hereafter held by Agent and Banks securing the Obligations.

                  (g) Each Company waives all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor, and notices of the existence, creation, or incurring of new or additional Obligations or any other indebtedness of each of the other Companies to the Agent or any Bank.

                  (h) If any payment or transfer of any interest in property by any Company to the Agent or any Bank in fulfillment of any Obligation is rescinded or must at any time (including after the termination of the Banks' commitments to extend credit under this Agreement) be returned, in whole or in part, by the Agent or any Bank to such Company or any other Person, upon the insolvency, bankruptcy or reorganization of such Company or otherwise, the obligations under this Section shall be reinstated with respect to any such payment or transfer, regardless of such termination.

         3.07 Survival. The agreements and obligations of the Companies in this Article III shall survive the payment of all other Obligations.

                                   ARTICLE IV

                              CONDITIONS PRECEDENT

         4.01 Conditions of Initial Loans. The obligation of each Bank to make its initial Loan hereunder is subject to the condition that the Agent shall have received on or before the Closing Date all of the following, in form and substance satisfactory to the Agent and each Bank, and in sufficient copies for each Bank:

                  (a) Credit Agreement and Notes. This Agreement and any requested Notes executed by each party thereto;

                  (b) Resolutions; Incumbency.

                      (1) Copies of the resolutions of the board of directors of each Company authorizing the transactions contemplated hereby, certified as of the Closing Date by the Secretary or an Assistant Secretary of such Company; and

                      (2) A certificate of the Secretary or Assistant Secretary of each Company certifying the names and true signatures of the officers of such Company authorized to execute, deliver and perform, as applicable, this Agreement, and all other Loan Documents to be delivered by it hereunder;

                  (c) Legal Opinions. An opinion of Bogle & Gates P.L.L.C., counsel to the Companies and addressed to the Agent and the Banks, substantially in the form of Exhibit E;

                  (d) Payment of Fees. Evidence of payment by the Companies of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, together with Attorney Costs of BofA to the extent invoiced prior to or on the Closing Date, including any such costs, fees and expenses arising under or referenced in Sections 2.09 and 10.04;

                  (e) Certificates. Certificates signed by a Responsible Officer of each Company, dated as of the Closing Date, stating that:

                      (1) the representations and warranties contained in
         Article V are true and correct on and as of such date, as though made on and as of such date;

                      (2) no Default or Event of Default exists or would result from the initial Borrowing; and

                      (3) there has occurred since August 31, 1994 no event or circumstance that has resulted or could reasonably be expected to result in a Material Adverse Effect other than the electrical downtime described in the Company's press release of August 23, 1995;

                  (f) Prior Credit Agreements. Evidence that (i) all commitments to lend under the Prior Credit Agreements have been terminated and (ii) all credit extended under the Prior Credit Agreements and all other sums due and payable under the Prior Credit Agreements have been paid in full; and

                  (g) Other Documents. Such other approvals, opinions, documents or materials as the Agent or any Bank may request.

         4.02 Conditions to All Borrowings. The obligation of each Bank to make any Loan to be made by it (including its initial Loan) or to continue or convert any Loan under Section 2.04 is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date or Conversion/Continuation Date:

                  (a) Notice of Borrowing or Conversion/Continuation. The Agent shall have received (with, in the case of the initial Loan only, a copy for each Bank) a Notice of Borrowing or a Notice of Conversion/Continuation, as applicable;

                  (b) Continuation of Representations and Warranties. The representations and warranties in Article V shall be true and correct in all material respects on and as of such Borrowing Date or Conversion/Continuation Date with the same effect as if made on and as of such Borrowing Date or Conversion/Continuation Date, except where such representations by their terms speak as to a particular date and except, in the case of a conversion of Loans into Base Rate Loans, the representations in Sections 5.05 and 5.06(b);

                  (c) No Existing Default. No Default or Event of Default shall exist or shall result from such Borrowing or continuation or conversion. This subsection shall not be deemed to prohibit the conversion of Offshore Rate Loans pursuant to Section 2.04(c) or the continuation of Base Rate Loans prior to the acceleration of such Loans by the Banks pursuant to the other provisions of this Agreement; and

                  (d) No Material Adverse Effect. Except in the case of a conversion of Loans into Base Rate Loans, no Material Adverse Effect shall exist or shall result from such Borrowing or continuation or conversion.

Each Notice of Borrowing and Notice of Conversion/Continuation submitted by a Company hereunder shall constitute a representation and warranty by the Companies hereunder, as of the date of each such notice and as of each Borrowing Date or Conversion/Continuation Date, as applicable, that the conditions in this Section are satisfied.

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

         The Companies jointly and severally represent and warrant to the Agent and each Bank that:

         5.01 Corporate Existence and Power. Each Company and each of its Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, is qualified to do business in each other jurisdiction where the failure so to qualify would have a material adverse effect on the business of such Company or its operations, and has full corporate power, authority and legal right to carry on its business as presently conducted, to own and operate its properties and assets, and to execute, deliver and perform the Loan Documents.

         5.02 Corporate Authorization; No Contravention. The execution, delivery and performance by the Companies of this Agreement and each other Loan Document to which each Company is party, and any borrowing under this Agreement have been duly authorized by all necessary corporate action of the Companies, and do not and will not require any shareholder approval or the approval or consent of any trustee or the holders of any Indebtedness of any of the Companies, except such as have been obtained and certified copies thereof delivered to the Agent (in sufficient number of copies for each Bank) do not contravene any law, regulation, rule or order binding on the Companies or their Organization Documents and do not contravene the provisions of or constitute a default under any indenture, mortgage, contract or other agreement or instrument to which any Company or any of its Subsidiaries is a party or by which any Company or any of its Subsidiaries or any of their properties may be bound or affected.

         5.03 Governmental Approvals, Etc. No Government Approval or filing or registration with or other action by or notice to any Governmental Authority is required or necessary for the making and performance by, and enforcement against, the Companies of this Agreement and the other Loan Documents or in connection with any of the transactions contemplated hereby and thereby, except such as have been heretofore obtained and are in full force and effect (certified copies thereof having been delivered to the Agent in sufficient number of copies for each Bank).

         5.04 Binding Effect. This Agreement and each other Loan Document to which each Company is a party constitute the legal, valid and binding obligations of such Company, enforceable against such Company in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

         5.05 Litigation. There are no actions, suits, proceedings, investigations, disputes or claims against or affecting the Companies or any of them now pending before any Governmental Authority or any arbitrator (nor to the knowledge of the Companies has any thereof been threatened in writing) which (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby; and (b) if determined adversely to any Company would be likely to have a Material Adverse Effect on the financial condition or operations of the Companies or any of them, except as reflected in the financial statements referred to in Section 5.06.

         5.06     Financial Condition.

                  (a) The financial statements of Penwest as included in Penwest's most recent annual report on Form 10-K, relating thereto as filed with the SEC for its fiscal year ended August 31, 1994, fairly present the financial condition of Penwest and its Subsidiaries as at the dates thereof and the results of operations of Penwest and its Subsidiaries for the periods then ended, all in accordance with generally accepted accounting principles consistently applied. Penwest and its Subsidiaries did not have on such date any material contingent liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in such financial statements. As used in this subsection, "taxes" means any tax, assessment, duty, levy, impost or other charge imposed by any Governmental Authority on any Person or on any property, revenue, income, or franchise of any Person and any interest or penalty with respect to any of the foregoing.

                  (b) Since August 31, 1994, there has been no Material Adverse Effect other than the electrical downtime described in the Company's press release of August 23, 1995.

         5.07 Title to Properties. Such Company and each Subsidiary have good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of their respective businesses, except for such defects in title as could not, individually or in the aggregate, have a Material Adverse Effect. The property of such Company and its Subsidiaries is subject to no Liens, other than Permitted Liens.

         5.08 Taxes. Such Company and its Subsidiaries have filed all Federal and other material tax returns and reports required to be filed, and have paid all Federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. The charges, accruals and reserves on the books of the Companies in respect of Taxes for all fiscal periods to date have been computed in accordance with generally accepted accounting principles consistently applied. There is no proposed tax assessment against such Company or any Subsidiary that would, if made, have a Material Adverse Effect. There are no questions or disputes between any of the Companies and any Governmental Authority with respect to any taxes of a material amount except as disclosed in the financial statements referred to in Section 5.06 or otherwise previously disclosed to the Banks, through the Agent, in writing.

         5.09 No Event of Default. No Event of Default exists or would result from the incurring of any Obligations by such Company. Each Company and each Subsidiary is not in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect, or that would, if such default had occurred after the Closing Date, create an Event of Default under subsection 8.01(e).

         5.10 Use of Proceeds; Margin Regulations. The proceeds of the Loans are to be used solely for the purposes set forth in and permitted by Section
6.01 and Section 7.08. None of the

Companies or any Subsidiary of any Company is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

         5.11 Regulated Entities. None of the Companies, any Person controlling any Company, or any Subsidiary of any Company, is an "Investment Company" within the meaning of the Investment Company Act of 1940. Each Company is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness.

         5.12     ERISA Compliance.  Except as specifically disclosed in
Schedule 5.12:

                  (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS and to the best knowledge of such Company, nothing has occurred which would cause the loss of such qualification. Such Company and each ERISA Affiliate has made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to
Section 412 of the Code has been made with respect to any Plan.

                  (b) There are no pending or, to the best knowledge of Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

                  (c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither such Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither such Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under
Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither such Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

         5.13 Environmental Matters. Such Company conducts in the ordinary course of business a review of the effect of existing

Environmental Laws and existing Environmental Claims on its business, operations and properties, and as a result thereof such Company has reasonably concluded that, except as specifically disclosed in Schedule 5.13, such Environmental Laws and Environmental Claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         5.14 No Burdensome Restrictions. Neither such Company nor any Subsidiary is a party to or bound by any Contractual Obligation, or subject to any restriction in any Organization Document, or any Requirement of Law, which could reasonably be expected to have a Material Adverse Effect. No Company or any Subsidiary is in breach of or default under any agreement to which it is a party or which is binding on it or any of its assets, which breach or default could reasonably be expected to have a Material Adverse Effect.

         5.15 Copyrights, Patents, Trademarks and Licenses, etc. Such Company or its Subsidiaries own or are licensed or otherwise have the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of such Company, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by such Company or any Subsidiary infringes upon any rights held by any other Person. Except as specifically disclosed in Schedule 5.15, no claim or litigation regarding any of the foregoing is pending or threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of such Company, proposed, which, in either case, could reasonably be expected to have a Material Adverse Effect.

         5.16 Subsidiaries. Such Company has no Subsidiaries other than those specifically disclosed in part (a) of Schedule 5.16 hereto and has no equity investments in any other corporation or entity other than those specifically disclosed in part (b) of Schedule 5.16.

         5.17 Insurance. Except as specifically disclosed in Schedule 5.17, the properties of such Company and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of such Company, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Company or such Subsidiary operates.

         5.18 Full Disclosure. None of the representations or warranties made by such Company or any Subsidiary in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of such Company or any Subsidiary in connection with the Loan Documents (including the offering and disclosure materials delivered by or on behalf of such Company to the Banks prior to the Closing Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

                                   ARTICLE VI

                              AFFIRMATIVE COVENANTS

         So long as any Bank shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, unless the Majority Banks waive compliance in writing:

         6.01 Use of Proceeds. Each Company shall use the proceeds of the Loans made to it for working capital and other general corporate purposes not in contravention of any Requirement of Law or of any Loan Document. The proceeds of the initial Loans shall be used, to the extent required, to repay all sums owed under the Prior Credit Agreement.

         6.02 Preservation of Corporate Existence, Etc. Each Company shall, and shall cause each Subsidiary to:

                  (a) preserve and maintain in full force and effect its corporate existence and good standing under the laws of its state or jurisdiction of incorporation (except as the same may cease pursuant to mergers, consolidations, and the like not prohibited by Section 7.01);

                  (b) preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business;

                  (c) use reasonable efforts, in the ordinary course of business, to preserve its business organization and goodwill; and

                  (d) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

         6.03 Inspection of Property and Books and Records. At any reasonable time, and from time to time, each Company will permit the Agent and any Bank to examine and make copies of and abstracts from the records and books of account of and to visit the properties of such Company and to discuss the affairs, finances and accounts of such Company and each of its Subsidiaries with any of their officers or directors.

         6.04 Maintenance of Property. Each Company shall maintain, and shall cause each Subsidiary to maintain, and preserve all its operating properties which is used or useful in its business in good working order and condition, ordinary wear and tear excepted and make all necessary repairs thereto and renewals and replacements thereof.

         6.05 Compliance with Laws. Each Company shall comply, and shall cause each Subsidiary to comply, in all material respects with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act), except any thereof whose validity is being contested in good faith by appropriate proceedings upon stay of execution of the enforcement thereof and except where the failure so to comply could not reasonably be expected to have a Material Adverse Effect.

         6.06 Compliance with ERISA. Each Company shall, and shall cause each of its ERISA Affiliates to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Code.

         6.07 Environmental Laws. Each Company shall, and shall cause each Subsidiary to, conduct its operations and keep and maintain its property in compliance in all material respects with all Environmental Laws.

         6.08 Payment of Obligations. Each Company shall, and shall cause each Subsidiary to, pay and discharge as the same shall become due and payable, all their respective obligations and liabilities, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by such Company or such Subsidiary, including:

                  (a) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets; and

                  (b) all lawful claims which, if unpaid, would by law become a Lien upon its property.

         6.09 Insurance. Each Company shall maintain, and shall cause each Subsidiary to maintain, with financially sound and reputable independent insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

         6.10 Financial Statements. Penwest shall deliver to the Agent, in form and detail satisfactory to the Agent and the Majority Banks, with sufficient copies for each Bank:

                  (a) (1) as soon as available and but not later than 120 days after the end of each fiscal year of Penwest (commencing with the fiscal year ended August 31, 1995), the consolidated balance sheet of Penwest and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of income and retained earnings and statement of cash flow of Penwest and its Subsidiaries for such year, accompanied by the audit report thereon by a nationally recognized independent certified public accountant selected by Penwest (the "Independent Auditor") (which reports shall state that such consolidated financial statements present fairly the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years). Such report shall not be qualified by reason of restricted or limited examination by the Independent Auditor of any material portion of the Companies' or any Subsidiary's records;

                      (2) as soon as available and but not later than 120 days after the end of each fiscal year of Penwest (commencing with the fiscal year ended August 31, 1995), the consolidating balance sheet of Penwest and its Subsidiaries as of the end of such fiscal year and the related consolidating statements of income and retained earnings and statement of cash flow of Penwest and its Subsidiaries for such year;

                  (b) as soon as available but not later than 60 days after the end of each fiscal quarter of Penwest, (commencing with the fiscal quarter ended November 30, 1995) the unaudited consolidated balance sheets, consolidated statements of income, and consolidated and consolidating statements of cash flow of Penwest and its Subsidiaries as of the end of such fiscal quarter (including the fiscal year to the end of such fiscal quarter), and certified by a Responsible Officer of Penwest as fairly presenting, in accordance with GAAP (subject to ordinary, good faith year-end audit adjustments) the financial position and the results of operations of Penwest and its Subsidiaries.

         6.11 Certificates; Other Information. Penwest shall furnish to the Agent, with sufficient copies for each Bank:

                  (a) concurrently with the delivery of the financial statements referred to in subsections 6.10(a) and (b), a Compliance Certificate executed by a Responsible Officer of Penwest;

                  (b) as soon as available but not later than 10 days after filing with the SEC, copies of all financial statements and reports that Penwest sends to its shareholders, and copies of all financial statements and regular, periodical or special reports (including Forms 10K, 10Q and 8K) that Penwest or any of its Subsidiaries may make to, or file with, the SEC; and

                  (c) promptly, such additional information regarding the business, financial or corporate affairs of Penwest or any of its Subsidiaries as the Agent, at the request of any Bank, may from time to time reasonably request.

         6.12 Notices. Penwest shall, or shall cause a Company to, promptly notify the Agent and each Bank:

                  (a) of the occurrence of any Default or Event of Default;

                  (b) any material dispute, litigation, investigation, proceeding, or suspension between any Company and any Governmental Authority;

                  (c) any labor controversy which has resulted in or, to any Company's knowledge, threatens to result in a strike which would materially affect the business operations of any Company;

                  (d) any material breach or non-performance of, or any material default under, a Contractual Obligation of any Company or any Subsidiary;

                  (e) the commencement of, or any material development in, any litigation or proceeding affecting any Company or any Subsidiary, including pursuant to any applicable Environmental Laws, that is reasonably expected to result in a Material Adverse Effect;

                  (f) of the occurrence of any of the following events affecting any Company or any ERISA Affiliate (but in no event more than 10 days after such event), and deliver to the Agent and each Bank a copy of any notice with respect to such event that is filed with a Governmental Authority and any notice delivered by a Governmental Authority to any Company or any ERISA Affiliate with respect to such event:

                      (1) an ERISA Event;

                      (2) a material increase in the Unfunded Pension Liability of any Pension Plan;

                      (3) the adoption of, or the commencement of contributions to, any Plan subject to Section 412 of the Code by any Company or any ERISA Affiliate; or

                      (4) the adoption of any amendment to a Plan subject to Section 412 of the Code, if such amendment results in a material increase in contributions or Unfunded Pension Liability.

                  (g) of any matter that has resulted or is reasonably expected to result in a Material Adverse Effect or to result in a judgment or order against any Company (in excess of insurance coverage) of more than $1,000,000 or, when combined with all other pending or threatened claims against all of the Companies, more than $1,000,000;

                  (h) of any material change in accounting policies or financial reporting practices by Penwest, such Company or any of the consolidated Subsidiaries of Penwest or such Company.

Each notice under this Section shall be accompanied by a written statement by a Responsible Officer of the Company furnishing such notice, setting forth details of the occurrence referred to therein, and stating what action such Company or any affected Subsidiary proposes to take with respect thereto and at what time. Each notice under subsection 6.12(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been (or foreseeably will be) breached or violated.

         6.13 Cooperation. The Companies jointly and severally agree to execute and deliver such instruments and perform all such acts as the Banks may reasonably request to carry out the transactions contemplated by this Agreement.

         6.14 Maintain Ownership and Control. Each of Penford Products Co. and Edward Mendell Co., Inc. shall at all times remain Wholly-Owned Subsidiaries of Penwest.

                                   ARTICLE VII

                               NEGATIVE COVENANTS

         So long as any Bank shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, unless the Majority Banks waive compliance in writing:

         7.01     Liquidations, Merger, Sale of Assets. Each Company:

                  (a) shall not liquidate, dissolve or enter into any merger, consolidation, or other combination or sell, lease, or dispose of such portion of its business or assets as constitutes in the reasonable opinion of the Majority Banks a substantial portion thereof, except (i) sales of goods in the ordinary course of business, (ii) sales and dispositions of other assets for proceeds that do not exceed 10% of the total assets of Penwest (determined on a consolidated basis and net of accumulated depreciation) in any 12-month period,
(iii) mergers or
consolidations involving only the Companies; and (iv) mergers or consolidations to effect acquisitions of other Persons if (A) the business of such Person is related to the businesses currently conducted by the Company involved in the merger or consolidation, (B) the surviving corporation is one of the Companies, and (C) immediately after such merger or consolidation there shall not exist any Default or Event of Default; and

                  (b) shall not, except in the ordinary course of business, enter into any joint venture, partnership, or other similar combination.

         7.02     Limitation on Indebtedness.

                  (a) Penwest will not, and will not permit any Restricted Subsidiary to, create, assume or incur or in any manner be or become liable in respect of any Current Debt or Funded Debt, except:

                      (1) Indebtedness pursuant to this Agreement;

                      (2) Indebtedness existing on the Closing Date and set forth in Schedule 7.02;

                      (3) other unsecured Funded Debt of Penwest and its Restricted Subsidiaries and Funded Debt of Penwest and its Restricted Subsidiaries secured by Liens permitted by Sections 7.05(f) through
         (j); provided, however, that at the time of issuance thereof and after giving effect thereto and to the application of the proceeds thereof:

                          (A) Consolidated Total Debt shall not exceed 55% of
                  Total Capitalization;

                          (B) in the case of the issuance of any Funded Debt by
                  a Restricted Subsidiary, the aggregate amount of all Indebtedness of Restricted Subsidiaries (other than Indebtedness owed to Penwest or any Wholly-owned Restricted Subsidiary) shall not exceed 10% of Total Capitalization; and

                          (C) in the case of the issuance of any Funded Debt of
                  Penwest or a Restricted Subsidiary secured by Liens permitted by Section 7.05(j), the aggregate amount of all Indebtedness of Penwest and its Restricted Subsidiaries secured by Liens permitted by Section 7.05(j) shall not exceed 10% of Consolidated Net Worth;

                      (4) unsecured Current Debt of Penwest; provided, that Consolidated Total Debt shall not exceed 55% of Total Capitalization;

                      (5) unsecured Current Debt of any Restricted

         Subsidiary and Current Debt of Penwest and its Restricted Subsidiaries secured by Liens permitted by Section 7.05(f) through (j) if at the time of issuance thereof Penwest could then issue unsecured Current Debt; provided, however, that at the time of issuance thereof and after giving effect thereto and to the application of the proceeds thereof:

                          (A) in the case of the issuance of any Current Debt by
                  a Restricted Subsidiary, the aggregate amount of all Indebtedness of Restricted Subsidiaries (other than Indebtedness owed to Penwest or any Wholly-owned Restricted Subsidiary) shall not exceed 10% of Total Capitalization; and

                          (B) in the case of the issuance of any Current Debt of
                  Penwest or a Restricted Subsidiary secured by Liens permitted by Section 7.05(j) the aggregate amount of all Indebtedness of Penwest and its Restricted Subsidiaries secured by Liens permitted by Section 7.05(j) shall not exceed 10% of Consolidated Net Worth; and

                      (6) Funded Debt or Current Debt of a Restricted Subsidiary to Penwest or to a Wholly-owned Restricted Subsidiary.

                  (b) Any corporation which becomes a Restricted Subsidiary after the date hereof shall for all purposes of this Section be deemed to have created, assumed or incurred at the time it becomes a Restricted Subsidiary all Funded Debt of such corporation existing immediately after it becomes a Restricted Subsidiary.

         7.03 Guaranties, Etc. Each Company shall not assume or otherwise incur any Contingent Obligations except for (i) Guaranty Obligations not exceeding in the aggregate outstanding at any one time $1,000,000 for all of the Companies and (ii) by endorsement of negotiable instruments for deposit or collection or by similar transactions in the ordinary course of business.

         7.04 Investments. Each Company shall not make any loan or advance to any person or purchase or otherwise acquire the capital stock, assets or obligations of, or any interest in, any person, except:

                  (a) direct obligations of the U.S. Government;

                  (b) repurchase agreements collateralized by direct obligations of the U.S. Government;

                  (c) bank time deposits, certificates of deposit, bankers acceptances, bank guaranteed commercial paper with a

Standard and Poors (S & P) rating of A-2 or better or a Moody's rating of P-2 or better;

                  (d) money market or mutual funds fully invested in direct obligations of the U.S. Government and agencies thereof;

                  (e) tax exempt securities rated BBB or better by S & P and Baa by Moody's;

                  (f) commercial paper or bank loan participations issued by finance or industrial companies rated A1 or A2 by S & P or Pl or P2 by Moody's;

                  (g) tax free money market fund accounts holding the highest ratings using the Donoghue Money Fund Index;

                  (h) money market auction preferred share issues rated AA or better by S & P and Moody's;

                  (i) debt instruments of States or Municipalities rated Al by S & P or MIG1 by Moody's;

                  (j) diversified funds invested in adjustable rate preferred stock;

                  (k) corporate debt obligations rated A or better by S & P and Moody's;

                  (l) loans under employee benefit programs or employer stock purchase plans;

                  (m) Acquisitions of another Person if the business of such Person is related to the business currently conducted by the Companies; or

                  (n) extensions of credit not otherwise covered by any of the preceding subsections, up to an aggregate outstanding amount of not more than $500,000 at any one time for all of the Companies.

         7.05 Limitation on Liens. Each Company shall not, and shall not suffer or permit any Subsidiary to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its property, whether now owned or hereafter acquired, other than the following ("Permitted Liens"):

                  (a) any Lien existing on property of such Company or any Subsidiary on the Closing Date and set forth in Schedule 7.05 securing Indebtedness outstanding on such date and refinancings thereof provided that the Lien securing any such refinancing shall attach solely to the property originally encumbered, the principal amount of such refinancing shall not exceed the principal amount of the Indebtedness secured by such Lien as set forth in Schedule 7.05 and all such Indebtedness shall be permitted under the other provisions of this Agreement;

                  (b) Liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or to the extent that non-payment thereof is permitted by Section 6.08, provided that no notice of lien has been filed or recorded under the Code;

                  (c) carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing or delaying the forfeiture or sale of the property subject thereto;

                  (d) Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation;

                  (e) Liens on the property of such Company or its Subsidiary securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, (ii) contingent obligations on surety and appeal bonds, and (iii) other non-delinquent obligations of a like nature; in each case, incurred in the ordinary course of business;

                  (f) Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by such Company in excess of those set forth by regulations promulgated by the FRB, and (ii) such deposit account is not intended by such Company or any Subsidiary to provide collateral to the depository institution;

                  (g) Liens incurred after the Closing Date given to secure the payment of the purchase price (whether to the vendor or to a third party lender) incurred in connection with the acquisition of fixed assets useful and intended to be used in carrying on the business of Penwest or a Subsidiary, including Liens existing on such fixed assets at the time of acquisition thereof or at the time of acquisition by Penwest or a Subsidiary of any business entity then owning such fixed assets, whether or not such existing Liens were given to secure the payment of the purchase price of the fixed assets to which they attach so long as they were not incurred, extended or renewed in contemplation of such acquisition, provided that (i) the Lien shall attach solely to the fixed assets acquired or purchased, (ii) at the time of acquisition of such fixed assets, the aggregate principal amount remaining unpaid on all Indebtedness secured by Liens on such fixed assets whether or not assumed by Penwest or a Subsidiary shall not exceed the total purchase price at the time of acquisition of such fixed assets, and (iii) all such Indebtedness shall have been incurred within the applicable limitations provided in Section 7.02;

                  (h) Liens on any assets of any corporation existing at the time such corporation is merged or consolidated with or into any Company and not created in contemplation of such event;

                  (i) Liens existing on assets prior to the acquisition thereof by any Company and not created in contemplation of such acquisition; or

                  (j) Liens not otherwise permitted by the foregoing subsections of this Section securing Indebtedness of Penwest and its Subsidiaries if, after giving effect thereto and the application of any proceeds received by Penwest or its Subsidiary therefrom, such Indebtedness shall have been incurred within the applicable limitations provided in Section 7.02.

         7.06     Deliberately left blank.

         7.07 Transactions with Affiliates. Each Company shall not, and shall not suffer or permit any Subsidiary to, enter into any transaction with any Affiliate of such Company, except upon fair and reasonable terms no less favorable to such Company or such Subsidiary than would obtain in a comparable arm's-length transaction with a Person not an Affiliate of such Company or such Subsidiary.

         7.08     Use of Proceeds.

                  (a) Each Company shall not, and shall not suffer or permit any Subsidiary to, use any portion of the Loan proceeds, directly or indirectly, (i) to purchase or carry Margin Stock, (ii) to repay or otherwise refinance indebtedness of such Company or others incurred to purchase or carry Margin Stock, (iii) to extend credit for the purpose of purchasing or carrying any Margin Stock, or (iv) to acquire any security in any transaction that is subject to Section 13 or 14 of the Exchange Act.

                  (b) Each Company shall not, directly or indirectly, use any portion of the Loan proceeds (i) knowingly to purchase Ineligible Securities from the Arranger during any period in which the Arranger makes a market in such Ineligible Securities, (ii) knowingly to purchase during the underwriting or placement period Ineligible Securities being underwritten or privately placed by the Arranger, or (iii) to make payments of principal or interest on Ineligible Securities underwritten or privately placed by the Arranger and issued by or for the benefit of such Company or any Affiliate of such Company. The Arranger is a registered broker-dealer and permitted to underwrite and deal in certain Ineligible Securities; and "Ineligible Securities" means securities which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. ss. 24, Seventh), as amended.

         7.09 Joint Ventures. Each Company shall not, and shall not suffer or permit any Subsidiary to enter into any Joint Venture, other than in the ordinary course of business.

         7.10 Restricted Payments. Each Company shall not, and shall not suffer or permit any Subsidiary to, declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of its capital stock, or purchase, redeem or otherwise acquire for value any shares of its capital stock or any warrants, rights or options to acquire such shares, now or hereafter outstanding; except that such Company and any Wholly-Owned Subsidiary may:

                  (a) declare and make dividend payments or other distributions payable solely in its common stock;

                  (b) purchase, redeem or otherwise acquire shares of its common stock or warrants or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its common stock;

                  (c) declare or pay cash dividends to its stockholders and purchase, redeem or otherwise acquire shares of its capital stock or warrants, rights or options to acquire any such shares for cash which in the aggregate would not exceed in any fiscal year $6,500,000 plus 75% of net income of such Company and its Subsidiaries in such fiscal year and computed on a cumulative consolidated basis, provided, that, immediately after giving effect to such proposed action, no Default or Event of Default would exist; and

                  (d) declare and make dividend payments or other distributions solely to a Company.

         7.11 Minimum Tangible Net Worth. Penwest shall not permit its consolidated Tangible Net Worth at the end of each fiscal quarter, to be less than the sum of (i) 85% of Penwest's actual Tangible Net Worth as of the end of its third fiscal quarter of 1995, plus (ii) 50% of net income (with no deduction for losses) since June 1, 1995, plus (iii) 75% of the net issuance proceeds of new stock issued after Penwest's third fiscal quarter of 1995.

         7.12 Maximum Leverage Ratio. Penwest shall not permit at any time, its ratio of (i) Consolidated Total Debt to (ii) Total Capitalization to exceed
0.55 to 1.00.

         7.13 Minimum Fixed Charge Coverage Ratio. Penwest shall not permit at any time, its ratio of (i) its earnings before interest expense, taxes, and rental expense to (ii) the sum of its interest expense plus rental expense to be less than 2.00 to 1.00, computed on a consolidated basis and measured on a four quarter trailing basis.

         7.14 ERISA. Each Company shall not, and shall not suffer or permit any of its ERISA Affiliates to: (a) engage in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably expected to result in liability of such Company in an aggregate amount in excess of 5% of Tangible Net Worth of Penwest; or (b) engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

         7.15 Uninvited Acquisitions. Each Company shall not, and shall not suffer or permit any Subsidiary to, make any Acquisition unless (a) such Acquisition is undertaken in accordance with all applicable Requirements of Law; and (b) the prior, effective written consent or approval to such Acquisition of the board of directors or equivalent governing body of the acquiree is obtained;

         7.16 Change in Business. Each Company shall not, and shall not suffer or permit any Subsidiary to, engage in any material line of business substantially different from those lines of business carried on by such Company and its Subsidiaries on the date hereof.

         7.17 Accounting Changes. Each Company shall not, and shall not suffer or permit any Subsidiary to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of such Company or of any Subsidiary.

                                  ARTICLE VIII

                                EVENTS OF DEFAULT

         8.01 Event of Default. Any of the following shall constitute an "Event of Default":

                  (a) Non-Payment. Any Company fails to pay, (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five days after the same becomes due, any interest, fee or any other amount payable hereunder or under any other Loan Document; or

                  (b) Representation or Warranty. Any representation or warranty by any Company made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other statement by such Company, any Subsidiary, or any Responsible Officer of such Person, furnished at any time under this Agreement, or in or under any other Loan Document, is incorrect in any material respect on or as of the date made or deemed made; or

                  (c) Specific Defaults. Any Company fails to perform or observe any term, covenant or agreement contained in any of Sections 6.02 or 6.12 or in
Article VII; or

                  (d) Other Defaults. Any Company fails to perform or observe any other term or covenant contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of 30 days after written notice thereof to the Companies from the Agent or any Bank; or

                  (e) Cross-Default. (i) Any Company or any Subsidiary (A) fails to make any payment in respect of any Indebtedness or Contingent Obligation, having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $1,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure; or (B) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation, and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity, or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; or

                  (f) Insolvency; Voluntary Proceedings. Any Company ceases or fails to be solvent, or any Company or any Subsidiary (i) generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or
(iv) takes any action to effectuate or authorize any of the foregoing; or

                  (g) Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against any Company or any Subsidiary, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of any Company's or any Subsidiary's properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) any Company or any Subsidiary admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) any Company or any Subsidiary acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business; or

                  (h) ERISA. (i) An ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Company under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of 5% of Tangible Net Worth of Penwest; (ii) the aggregate amount of Unfunded Pension Liability among all Pension Plans at any time exceeds 5% of Tangible Net Worth of Penwest; or (iii) any Company or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of 5% of Tangible Net Worth of Penwest; or

                  (i) Monetary Judgments. One or more non-interlocutory judgments, non-interlocutory orders, decrees or arbitration awards is entered against any Company or any Subsidiary involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related series of transactions, incidents or conditions, of $1,000,000 or more (or when combined with all such judgments or orders against all of the Companies is more than $1,000,000), and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of 30 days after the entry thereof; or

                  (j) Non-Monetary Judgments. Any non-monetary judgment, order or decree is entered against any Company or any Subsidiary which does or would reasonably be expected to have a Material Adverse Effect, and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

                  (k) Change in Control. There occurs any Change in Control; or

                  (l) Loss of Licenses. Any Governmental Authority revokes or fails to renew any material license, permit or franchise of any Company or any Subsidiary, or such Company or any Subsidiary for any reason loses any material license, permit or franchise, or such Company or any Subsidiary suffers the imposition of any restraining order, escrow, suspension or impound of funds in connection with any proceeding (judicial or administrative) with respect to any material license, permit or franchise; or

                  (m) Government Approvals, Etc. Any Government Approval or registration or filing with any Governmental Authority now or hereafter required in connection with the performance by the Companies, or any of them, of their obligations set forth in this Agreement or any other Loan Document shall be revoked, withdrawn or withheld or shall fail to remain in full force and effect.

         8.02 Remedies. If any Event of Default occurs, the Agent shall, at the request of, or may, with the consent of, the Majority Banks,

                  (a) declare the commitment of each Bank to make Loans to be terminated, whereupon such commitments shall be terminated;

                  (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Companies; and

                  (c) exercise on behalf of itself and the Banks all rights and remedies available to it and the Banks under the Loan Documents or applicable law;

provided, however, that upon the occurrence of any event specified in subsection
(f) or (g) of Section 8.01 (in the case of clause (i) of subsection (g) upon the expiration of the 60-day period mentioned therein), the obligation of each Bank to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Agent or any Bank.

         8.03 Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

         8.04 Certain Financial Covenant Defaults. In the event that, after taking into account any extraordinary charge to earnings taken or to be taken as of the end of any fiscal period of any Company (a "Charge"), and if solely by virtue of such Charge, there would exist an Event of Default due to the breach of any of Sections 7.11, 7.12, or 7.13 as of such fiscal period end date, such Event of Default shall be deemed to arise upon the earlier of (a) the date after such fiscal period end date on which any Company announces publicly it will take, is taking or has taken such Charge (including an announcement in the form of a statement in a report filed with the SEC) or, if such announcement is made prior to such fiscal period end date, the date that is such fiscal period end date, and (b) the date such Company delivers to the Agent its audited annual or unaudited quarterly financial statements in respect of such fiscal period reflecting such Charge as taken.

                                   ARTICLE IX

                                    THE AGENT

         9.01 Appointment and Authorization; "Agent". Each Bank hereby irrevocably (subject to Section 9.09) appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" in this Agreement with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

         9.02 Delegation of Duties. The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

         9.03     Liability of Agent. None of the Agent-Related Persons shall
(i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Banks for any recital, statement, representation or warranty made by any Company or any Subsidiary or Affiliate of any Company, or any officer thereof, contained in this Agreement or in any other Loan

Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Company or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Company or any Subsidiaries or Affiliates of any Company.

         9.04     Reliance by Agent.

                  (a) The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Company), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Majority Banks as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Majority Banks and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Banks.

                  (b) For purposes of determining compliance with the conditions specified in Section 4.01, each Bank that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Agent to such Bank for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Bank.

         9.05 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Banks, unless the Agent shall have received written notice from a Bank or a Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". The Agent will notify the Banks of its receipt of any such notice. The Agent shall take such action with respect to such Default or Event of Default as may be requested by the Majority Banks in accordance with Article VIII; provided, however, that unless and until the Agent has received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Banks.

         9.06 Credit Decision. Each Bank acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by the Agent hereinafter taken, including any review of the affairs of the Companies and their Subsidiaries, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Bank. Each Bank represents to the Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and credit worthiness of the Companies and their Subsidiaries, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Companies hereunder. Each Bank also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and credit worthiness of the Companies. Except for notices, reports and other documents expressly herein required to be furnished to the Banks by the Agent, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or credit worthiness of any Company which may come into the possession of any of the Agent-Related Persons.

         9.07 Indemnification of Agent. Whether or not the transactions contemplated hereby are consummated, the Banks shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Companies and without limiting the obligation of the Companies to do so), pro rata, from and against any and all Indemnified Liabilities; provided, however, that no Bank shall be liable for the payment to the Agent-Related Persons of any portion of such Indemnified Liabilities resulting solely from such Person's gross negligence or willful misconduct. Without limitation of the foregoing, each Bank shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Companies. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of the Agent.

         9.08 Agent in Individual Capacity. BofA and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with any of the Companies and their Subsidiaries and Affiliates as though BofA were not the Agent hereunder and without notice to or consent of the Banks. The Banks acknowledge that, pursuant to such activities, BofA or its Affiliates may receive information regarding any Company, its Subsidiaries or Affiliates (including information that may be subject to confidentiality obligations in favor of such Company, Subsidiary, or Affiliate) and acknowledge that the Agent shall be under no obligation to provide such information to them. With respect to its Loans, BofA shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not the Agent, and the terms "Bank" and "Banks" include BofA in its individual capacity.

         9.09 Successor Agent. The Agent may, and at the request of the Majority Banks shall, resign as Agent upon 30 days' notice to the Banks. If the Agent resigns under this Agreement, the Majority Banks shall appoint from among the Banks a successor agent for the Banks. If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Banks and Penwest, a successor agent from among the Banks. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term "Agent" shall mean such successor agent and the retiring Agent's appointment, powers and duties as Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Banks shall perform all of the duties of the Agent hereunder until such time, if any, as the Majority Banks appoint a successor agent as provided for above.

         9.10     Withholding Tax.

                  (a) If any Bank is a "foreign corporation, partnership or trust" within the meaning of the Code, such Bank agrees with and in favor of the Agent and the Companies, to deliver to the Agent and Penwest:

                      (1) if such Bank claims an exemption from withholding tax under a United States tax treaty, two properly completed and executed copies of IRS Form 1001 before the payment of any interest in the first calendar year and before the payment of any interest in each third succeeding calendar year during which interest may be paid under this Agreement;

                      (2) if such Bank claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Bank, two properly completed and executed copies of IRS Form 4224 before the payment of any interest is due in the first taxable year of such Bank and in each succeeding taxable year of such Bank during which interest may be paid under this Agreement; and

                      (3) such other form or forms as may be required under the Code or other laws of the United States as a condition to exemption from United States withholding tax;

unless there is a change in any treaty, law, regulation, or official interpretation thereof which results in such Bank no longer being able to deliver such a form or forms, and (y) with respect to a Bank party to this Agreement as of the date of this Agreement, such change occurs after the date of this Agreement, or (z) with respect to a Bank that becomes such after the date of this Agreement, such change occurs after the date such Bank becomes a Bank under this Agreement.

                  (b) No Bank shall sell, assign, delegate, grant a participation in, or otherwise transfer all or part of the obligations of the Companies to such Bank under this Agreement, or its commitment to extend credit under this Agreement, to any Person that is not incorporated or organized under the laws of the United States or a state thereof unless such Person first delivers to Penwest the form or forms required by clauses (1), (2), and (3) of subsection (a) of this Section.

                  (c) No Company shall be required to pay any additional amounts pursuant to Section 3.01 if (i) the obligation to pay such additional amount would not have arisen but for a failure by any Bank to comply with the requirements of subsections (a) and (b) of this Section.

                  (d) If any Bank claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing

IRS Form 1001 and such Bank sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Companies to such Bank, such Bank agrees to notify the Agent of the percentage amount in which it is no longer the beneficial owner of Obligations of the Companies to such Bank. To the extent of such percentage amount, the Agent will treat such Bank's IRS Form 1001 as no longer valid.

                  (e) If any Bank claiming exemption from United States withholding tax by filing IRS Form 4224 with the Agent sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Companies to such Bank, such Bank agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the Code.

                  (f) If any Bank is entitled to a reduction in the applicable withholding tax, the Agent may withhold from any interest payment to such Bank an amount equivalent to the applicable withholding tax after taking into account such reduction. However, if the forms or other documentation required by subsection (a) of this Section are not delivered to the Agent, then the Agent may withhold from any interest payment to such Bank not providing such forms or other documentation an amount equivalent to the applicable withholding tax imposed by Sections 1441 and 1442 of the Code, without reduction.

                  (g) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Bank (because the appropriate form was not delivered or was not properly executed, or because such Bank failed to notify the Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Bank shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section, together with all costs and expenses (including Attorney Costs). The obligation of the Banks under this subsection shall survive the payment of all Obligations and the resignation or replacement of the Agent.

                                    ARTICLE X

                                  MISCELLANEOUS

         10.01 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by the Companies (or any of them) therefrom, shall be effective unless the same shall be in writing and signed by the Majority Banks (or by the Agent at the written request of the Majority Banks) and the Companies and acknowledged by the Agent, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Banks and the Companies and acknowledged by the Agent, do any of the following:

                  (a) increase or extend the Commitment of any Bank (or reinstate any Commitment terminated pursuant to Section 8.02);

                  (b) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Banks (or any of them) hereunder or under any other Loan Document;

                  (c) reduce the principal of, or the rate of interest specified herein on any Loan, or (subject to clause (ii) below) any fees or other amounts payable hereunder or under any other Loan Document;

                  (d) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which is required for the Banks or any of them to take any action hereunder; or

                  (e) amend this Section, or Section 2.11, or any provision herein providing for consent or other action by all Banks;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Majority Banks or all the Banks, as the case may be, affect the rights or duties of the Agent under this Agreement or any other Loan Document, and (ii) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed by the parties thereto.

         10.02    Notices.

                  (a) All notices, requests, consents, approvals, waivers and other communications shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission, provided that any matter transmitted by any Company by facsimile shall be immediately confirmed by a telephone call to the recipient at the number specified on Schedule 10.02, and mailed, faxed or delivered, to the address or facsimile number specified for notices on Schedule 10.02; or, as directed to any Company or the Agent, to such other address as shall be designated by such party in a written notice to the other parties, and as directed to any other party, at such other address as shall be designated by such party in a written notice to the Companies and the Agent.

                  (b) All such notices, requests and communications shall be effective when transmitted and received in legible form by facsimile machine, or if mailed, upon the third Business Day after the date deposited into the U.S. mail, or if delivered, upon delivery; except that notices pursuant to
Article II or IX to the Agent shall not be effective until actually received by the Agent.

                  (c) Any agreement of the Agent and the Banks herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Companies. The Agent and the Banks shall be entitled to rely on the authority of any Person purporting to be a Person authorized by a Company to give such notice and the Agent and the Banks shall not have any liability to such Company or other Person on account of any action taken or not taken by the Agent or the Banks in reliance upon such telephonic or facsimile notice. The obligation of the Companies to repay the Loans shall not be affected in any way or to any extent by any failure by the Agent and the Banks to receive written confirmation of any telephonic or facsimile notice or the receipt by the Agent and the Banks of a confirmation which is at variance with the terms understood by the Agent and the Banks to be contained in the telephonic or facsimile notice.

         10.03 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Agent or any Bank, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

         10.04    Costs and Expenses.  The Companies shall:

                  (a) whether or not the transactions contemplated hereby are consummated, pay or reimburse BofA (including in its capacity as Agent) within 30 Business Days after demand (subject to subsection 4.01(d)) for all costs and expenses incurred by BofA (including in its capacity as Agent) in connection with the preparation, delivery, administration and execution of, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement, any Loan Document and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including reasonable Attorney Costs incurred by BofA (including in its capacity as Agent) with respect thereto; and

                  (b) pay or reimburse the Agent, the Arranger and each Bank within five Business Days after demand (subject to subsection 4.01(d)) for all costs and expenses (including Attorney Costs) incurred by them in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or any other Loan Document during the existence of an Event of Default or after acceleration of the Loans (including in connection with any "workout" or restructuring regarding the Loans, and including in any Insolvency Proceeding or appellate proceeding).

         10.05 Companies Indemnification. Whether or not the transactions contemplated hereby are consummated, the Companies shall indemnify, defend and hold the Agent-Related Persons, and each Bank and each of its respective officers, directors, employees, counsel, agents and attorneys-in-fact (each, an "Indemnified Person") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans and the termination, resignation or replacement of the Agent or replacement of any Bank) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to or arising out of this Agreement or the Loans or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"); provided, that the Companies shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities resulting solely from the gross negligence or willful misconduct of such Indemnified Person. The agreements in this Section shall survive payment of all other Obligations.

         10.06 Payments Set Aside. To the extent that a Company makes a payment to the Agent or the Banks, or the Agent or the Banks exercise their right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent or such Bank in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Bank severally agrees to pay to the Agent upon demand its pro rata share of any amount so recovered from or repaid by the Agent.

         10.07 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that a Company may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Agent and each Bank. Each individual voluntary assignment by a Bank (other than assignments by operation of law such as statutory assignments resulting from mergers) shall be subject to Section 10.08.

         10.08    Assignments, Participations, etc.

                  (a) Any Bank may, with the written consent of the Companies at all times other than during the existence of an Event of Default and the Agent, which consents of the Companies shall not be unreasonably withheld, at any time assign and delegate to one or more Eligible Assignees (provided that no written consent of the Companies or the Agent shall be required in connection with any assignment and delegation by a Bank to an Eligible Assignee that is an Affiliate of such Bank and falling within clauses (a) or (b) of the definition of Eligible Assignee) (each an "Assignee") all, or any ratable part of all, of the Loans, the Commitments and the other rights and obligations of such Bank hereunder, in a minimum amount of $10,000,000; provided, however, that the Companies and the Agent may continue to deal solely and directly with such Bank in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Companies and the Agent by such Bank and the Assignee; (ii) such Bank and its Assignee shall have delivered to the Companies and the Agent an Assignment and Acceptance in the form of Exhibit F ("Assignment and Acceptance") together with any Note or Notes subject to such assignment and (iii) the assignor Bank or Assignee has paid to the Agent a processing fee in the amount of $3,500.

                  (b) From and after the date that the Agent notifies the assignor Bank that it has received (and provided its consent with respect to) an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Bank under the Loan Documents, and (ii) the assignor Bank shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Documents.

                  (c) Within five Business Days after its receipt of notice by the Agent that it has received an executed Assignment and Acceptance and payment of the processing fee, (and provided that it consents to such assignment in accordance with subsection 10.08(a)), the Companies, if so requested, shall execute and deliver to the Agent, new Notes evidencing such Assignee's assigned Loans and Commitment and, if the assignor Bank has retained a portion of its Loans and its Commitment, replacement Notes in the principal amount of the Loans retained by the assignor Bank (such Notes to be in exchange for, but not in payment of, the Notes held by such Bank). Immediately upon each Assignee's making its processing fee payment under the Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Bank pro tanto.

                  (d) Any Bank may at any time sell to one or more commercial banks or other Persons not Affiliates of any of the Companies (a "Participant") participating interests in any Loans, the Commitment of that Bank and the other interests of that Bank (the "originating Bank") hereunder and under the other Loan Documents; provided, however, that (i) the originating Bank's obligations under this Agreement shall remain unchanged, (ii) the originating Bank shall remain solely responsible for the performance of such obligations, (iii) the Companies and the Agent shall continue to deal solely and directly with the originating Bank in connection with the originating Bank's rights and obligations under this Agreement and the other Loan Documents, and (iv) no Bank shall transfer or grant any participating interest under which the Participant has rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment, consent or waiver would require unanimous consent of the Banks as described in the first proviso to Section 10.01. In the case of any such participation, the Participant shall be entitled to the benefit of Sections 3.01, 3.03 and 10.05 as though it were also a Bank hereunder (except to the extent the Participant has the right to greater compensation or payments or may be excused from obligations under any of such sections, in any case, at the time of such sale), and if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Bank under this Agreement.

                  (e) Notwithstanding any other provision in this Agreement, any Bank may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement and the Note held by it in favor of any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR Section 203.14, and such Federal
Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

         10.09 Confidentiality. Each Bank agrees to take and to cause its Affiliates to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information identified as "confidential" or "secret" by a Company and provided to it by such Company or by the Agent on such Company's behalf, under this Agreement or any other Loan Document, and neither it nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement and the other Loan Documents or in connection with other business now or hereafter existing or contemplated with such Company; except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by the Bank, or (ii) was or becomes available on a non-confidential basis from a source other than such Company, provided that such source is not bound by a confidentiality agreement with such Company known to the Bank; provided, however, that any Bank may disclose such information (A) at the request or pursuant to any requirement of any Governmental Authority to which the Bank is subject or in connection with an examination of such Bank by any such authority; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable Requirement of Law; (D) to the extent reasonably required in connection with any litigation or proceeding to which the Agent, any Bank or their respective Affiliates may be party; (E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (F) to such Bank's independent auditors and other professional advisors; (G) to any Participant or Assignee, actual or potential, provided that such Person agrees in writing to keep such information confidential to the same extent required of the Banks hereunder; (H) as to any Bank or its Affiliate, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which such Company or any Subsidiary is party or is deemed party with such Bank or such Affiliate; and (I) to its Affiliates.

         10.10 Set-off. In addition to any rights and remedies of the Banks provided by law, if an Event of Default exists or the Loans have been accelerated, each Bank is authorized at any time and from time to time, without prior notice to any Company, any such notice being waived by the Companies to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Bank to or for the credit or the account of any Company against any and all Obligations owing to such Bank, now or hereafter existing, irrespective of whether or not the Agent or such Bank shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured. Each Bank agrees promptly to notify the relevant Company and the Agent after any such set-off and application made by such Bank; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

         10.11 Notification of Addresses, Lending Offices, Etc. Each Bank shall notify the Agent in writing of any changes in the address to which notices to the Bank should be directed, of addresses of any Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Agent shall reasonably request.

         10.12 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.

         10.13 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

         10.14 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Companies, the Banks, the Agent and the Agent-Related Persons, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

         10.15    Governing Law and Jurisdiction.

                  (a) THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA; PROVIDED THAT THE AGENT AND THE BANKS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

                  (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF CALIFORNIA OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF CALIFORNIA, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE COMPANIES, THE AGENT AND THE BANKS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE COMPANIES, THE AGENT AND THE BANKS IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. THE COMPANIES, THE AGENT AND THE BANKS EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY CALIFORNIA LAW.

         10.16 Waiver of Jury Trial. THE COMPANIES, THE BANKS AND THE AGENT EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR

RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AGENT-RELATED PERSON, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE COMPANIES, THE BANKS AND THE AGENT EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                                         PENWEST, LTD.

                                         By: /s/ Jeffrey T. Cook
                                            ------------------------------------
                                         Name:
                                         Title: Chief Financial Officer

                                         By: /s/ Jennifer L. Good
                                            ------------------------------------
                                         Name:
                                         Title: Secretary

                                         PENFORD PRODUCTS CO.

                                         By: /s/ Jeffrey T. Cook
                                            ------------------------------------
                                         Name:
                                         Title: Vice President

                                         By: /s/ Jennifer L. Good
                                            ------------------------------------
                                         Name:
                                         Title: Secretary

                                         EDWARD MENDELL CO., INC.

                                         By: /s/ Jeffrey T. Cook
                                            ------------------------------------
                                         Name:
                                         Title: Vice President

                                         By: /s/ Jennifer L. Good
                                            ------------------------------------
                                         Name:
                                         Title: Secretary

                                         BANK OF AMERICA NATIONAL TRUST
                                         AND SAVINGS ASSOCIATION, as Agent

                                         By: /s/ Ivo Bakovic
                                            ------------------------------------
                                         Name; Ivo Bakovic
                                         Title: Vice President

                                         BANK OF AMERICA NATIONAL TRUST
                                         AND SAVINGS ASSOCIATION, as a Bank

                                         By: /s/ Michael J. Dasher
                                            ------------------------------------
                                         Name; Michael J. Dasher
                                         Title: Managing Director

                                         ABN-AMRO BANK N.V., Seattle Branch

                                         By: /s/ J. J. Rice
                                            ------------------------------------
                                         Name; J. J. Rice
                                         Title: Vice President

                                         By: /s/ Lee-Lee Miao
                                            ------------------------------------
                                         Name; Lee-Lee Miao
                                         Title: Vice President

                                         THE BANK OF NOVA SCOTIA

                                         By: /s/ M. Brown
                                            ------------------------------------
                                         Name; M. Brown
                                         Title: Officer

                                         SEATTLE-FIRST NATIONAL BANK

                                         By: /s/ John Wilson
                                            ------------------------------------
                                         Name; John Wilson
                                         Title: Vice President

                                  SCHEDULE 2.01


                                   COMMITMENTS
                               AND PRO RATA SHARES

          BANK                               COMMITMENT         COMMITMENT
                                             PERCENTAGE         AMOUNT
Bank of America National Trust and
Savings Association                              30%            $10,500,000

ABN-AMRO Bank, N.V.                              30%             10,500,000

The Bank of Nova Scotia                          30%             10,500,000

Seattle-First National Bank                      10%              3,500,000

TOTAL                                           100%            $35,000,000

                                  SCHEDULE 5.12

                                ERISA COMPLIANCE

None.

                                  SCHEDULE 5.13

                              ENVIRONMENTAL MATTERS


None.

                                  SCHEDULE 5.15

                  COPYRIGHTS, PATENTS, TRADEMARKS AND LICENSES


None.

                                  SCHEDULE 5.16

                                  SUBSIDIARIES


(a)   Penford Products, Co.

      Edward Mendell Co., Inc.

      Pacific Cogeneration, Inc.

      Edward Mendell GmBH

      Edward Mendell Finland OY

      PENWEST Foreign Sales Corporation


(b)   None

                                  SCHEDULE 5.17

                                    INSURANCE

None.

                                  SCHEDULE 7.02

                                  INDEBTEDNESS

                                                                           November 20, 1995
                                                                              (in 000's)
Unsecured term agreement, quarterly principal payments, final maturity
 in 2000, 6.50% interest rate at year-end                                       $16,000

Private placement, 7.93% interest rate, semiannual interest-only payments with principal payments beginning in 1996, final
 maturity in 2005                                                                20,000

Private placement, 7.97% interest rate, semiannual interest-only payments with two equal principal payments, one in 1998 and
 one in 2006                                                                     20,000

Unsecured note, 9.4% interest rate, due in quarterly installments
 through 2000                                                                     3,570

Note payable, 8.49% interest rate, quarterly principal and interest
 payments through October 1997                                                    3,011
                                                                                  -----

Total long-term debt                                                            $62,581
                                                                                =======

                                  SCHEDULE 7.05

                                      LIENS


                              UCC
         Debtor             Location     UCC Filed   File No.           Secured Party            Description of Security Interest


Edward Mendell Co., Inc.  NY-SOS         10/03/89   244879       General Electric Capital      All equipment now or hereafter leased
                          Putnam Co.-NY  10/03/89   1989-103     Corp. (Assigned from Yale     including (1) New Advance Trac 280
                                                                 Financial Services Trust      Scrubber; and all accessiors

Edward Mendell Co., Inc.  NY-SOS         05/23/90   108554       Pitney Bowes Credit Corp.     Leased Business Equipment - filed for
                                                                                               notice purposes only.

Edward Mendell Co., Inc.  NY-SOS         06/11/90   124040       GE Capital Corp.              Mitel SX-200 as more specifically
                          Putnam Co.-NY  06/14/90   1990-607                                   described on Equipment Schedule
                                                                                               annexed

Edward Mendell Co.        Putnam Co.-NY  02/24/88   1988-267     Modern Handling Equipt. of    1 Hyster A30XL; 1/4" Vista 3 State; 1
                                                                 New Jersey Inc.               Ampower 24V Battery Model:
                                                                                               12-75AP-21; 1 Ampower charger Model
                                                                                               12M-725 (leased equipment)

Edward Mendell Co.        Putnam Co.-NY  6/26/87    1987-889     Wang Laboratories Inc.        All word processing/data processing
                                                                                               equipment. Notice filing only and not
                                                                                               deemed evidence of any intention to
                                                                                               create a security interest under the
                                                                                               UCC

Edward Mendell Co.        Putnam Co.-NY  00/00/90   1990-368     Wang Laboratories Inc.        See description above.
                                                                 (Assignor)

Edward Mendell Co. Inc.   Putnam Co.-NY  00/00/88   1988-269     General Electric Credit Co.   All RCA telephones, Accessories, etc.
                                                                 as assignee of RCW Service
                                                                 Company

Edward Mendell Co., Inc.  Putnam Co.-NY  00/00/88   1988-454     General Electric Credit Co.   All RCA telephones, accessories, etc.


Penford Products Co.      IA-SOS         12/4/89    K066087      Norwest Leasing (assignee of  Panasonic EP-2230 Copier an other
                                                                 Tall Corn Leasing)            Panasonic equipment
                                                                 Automated Office Systems

Penford Products Co.      Linn Co.-IA    03/04/91   G60486       2 Canon FAX 770's

Penford Products Co.      Linn Co.-IA    04/00/92   G62524       Canon Fax L770 S/N
                                                                 UBJ13975

Penwest Foods Co.         WA-SOS         02/24/94   94-055-0125  Western Paper Company         One Lanetec "Q" Series Model 400
                                                                                               Semi-Automatic Stretch wrapping
                                                                                               system. Serial No. Q-0898

                                 SCHEDULE 10.02


                     OFFSHORE AND DOMESTIC LENDING OFFICES,
                              ADDRESSES FOR NOTICES


PENWEST, LTD.
PENFORD PRODUCTS CO.
EDWARD MENDELL CO., INC.

ADDRESS FOR NOTICES:

c/o Penwest, Ltd.
777 108th Ave.N.E. - Suite 2390
Bellevue, WA 98004-5139
Attention:  Chief Financial Officer
            Telephone:  206/462-6000
            Fax:  206/462-2819

If by mail:

c/o Penwest, Ltd.
P.O. Box 1688
Bellevue, WA  98009-1688

BANK OF AMERICA NATIONAL TRUST
AND SAVINGS ASSOCIATION,
  as Agent

Bank of America National Trust
and Savings Association
Agency Management Services #5596
1455 Market Street, 12th Floor
San Francisco, California 94103
Attention:  Ivo Bakovic
            Vice President
            Telephone: (415) 436-2789
            Facsimile: (415) 436-2700

AGENT'S PAYMENT OFFICE:

Bank of America National Trust
 and Savings Association
1850 Gateway Boulevard
Concord, CA  94520
Agency Management Services #5596
ABA No. 121-000-358
For credit to account no. 12331-14798
Re:  Penwest


BANK OF AMERICA NATIONAL TRUST
AND SAVINGS ASSOCIATION,
  as a Bank

Domestic and Offshore Lending Office:
Bank of America National Trust
 and Savings Association
1850 Gateway Boulevard, Fourth Floor
Concord, California 94520-3281
Attention:  Josie Geniavich
            Telephone:  510/675-7742
            Fax:  510/675-7531

NOTICES (OTHER THAN BORROWING NOTICES AND NOTICES OF
CONVERSION/CONTINUATION):
Bank of America National Trust
and Savings Association
Credit Products #3838
555 California Street, 41st floor
San Francisco, CA 94104-1502
Attention:  Maria Vickroy-Peralta
            Telephone:  415/622-7198
            Fax:  415/622-4585


ABN-AMRO BANK N.V., Seattle Branch

DOMESTIC AND OFFSHORE LENDING OFFICE:
ABN-AMRO Bank N.V.
Seattle Branch, Suite 2323
600 University Street
One Union Square
Seattle, WA  98101
Attention:  Suzanne Smith
            Telephone:  206/587-0281
            Fax:  206/682-5641

ADDRESS FOR NOTICES (OTHER THAN BORROWING NOTICES AND NOTICES OF
CONVERSION/CONTINUATION):
ABN-AMRO Bank N.V.
Seattle Branch, Suite 2323
600 University Street
One Union Square
Seattle, WA  98101
Attention:  James J. Rice
            Telephone:  206/587-2360
            Fax:  206/682-5641


THE BANK OF NOVA SCOTIA

DOMESTIC AND OFFSHORE LENDING OFFICE
The Bank of Nova Scotia
600 Peachtree Street, NE, Suite 2700
Atlanta, GA  30308
Attention:  Craig Subryan
            Telephone:  404/877-1563
            Fax:  404/888-8998

ADDRESS FOR NOTICES (OTHER THAN BORROWING NOTICES AND NOTICES OF
CONVERSION/CONTINUATION):
The Bank of Nova Scotia
Pioneer Tower, Suite 750
888 S.W. 5th Avenue
Portland, OR 97204
Attention:  Sharon B. Bloch
            Telephone:  503/222-3148
            Fax:  503/222-5502


SEATTLE-FIRST NATIONAL BANK

DOMESTIC AND OFFSHORE LENDING OFFICE:
Seattle-First National Bank
701 Fifth Avenue - CSC-12
P.O. Box 94010
Seattle, WA  98124-9410
Attention:  Alice Kraus Stokke
            Telephone:  306/358-8009
            Fax:  306/358-3113

ADDRESS FOR NOTICES (OTHER THAN BORROWING NOTICES AND NOTICES OF
CONVERSION/CONTINUATION):
701 Fifth Avenue - CSC-12
P.O., Box 94010
Seattle, WA  9812-9410
Attention:  John S. Wilson
              Vice President
            Telephone:  206/358-8945
            Fax:  206/358-3113

                                    EXHIBIT A

                                  PENWEST, LTD.
                             COMPLIANCE CERTIFICATE

                                                 Financial
                                                 Statement Date:__________, 199_

         Reference is made to that certain Credit Agreement dated as of December 22, 1995 (as extended, renewed, amended or restated from time to time, the "Credit Agreement") among Penwest Ltd, Penford Products Co., Edward Mendell Co., Inc. (collectively the "Companies" and singly a "Company"), the several financial institutions from time to time parties to the Credit Agreement (the "Banks") and Bank of America National Trust and Savings Association, as agent for the Banks (in such capacity, the "Agent"). Unless otherwise defined herein, capitalized terms used herein have the respective meanings assigned to them in the Credit Agreement.

         The undersigned Responsible Officer of PENWEST, LTD. hereby certifies as of the date hereof that he/she is the _____________________ of PENWEST, LTD. and that, as such, he/she is authorized to execute and deliver this Certificate to the Banks and the Agent on the behalf of PENWEST, LTD. and its consolidated Subsidiaries, and that:

[Use the following paragraph if this Certificate is delivered in connection with the financial statements required by subsection 6.10(a) of the Credit Agreement.]

         1. Attached as Schedule 1 hereto are (a) a true and correct copy of the audited consolidated balance sheet of Penwest and its Subsidiaries as at the end of the fiscal year ended _______________, 199__ and (b) and the related consolidated statements of income and retained earnings and statement of changes in financial position of Penwest and its Subsidiaries for such year, accompanied by the audit report thereon by an independent certified public accountant selected by Penwest (the "Independent Auditor") and approved by the Agent (which reports state that such consolidated financial statements present fairly the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years. Such report is not qualified by reason of restricted or limited examination by the Independent Auditor of any material portion of Penwest's or any Subsidiary's records.

                                       OR

[Use the following paragraph if this Certificate is delivered in connection with the financial statements required by subsection 6.10(b) of the Credit Agreement.]

         1. Attached as Schedule 1 hereto are a true and correct copy of the unaudited consolidated and consolidating balance sheets, consolidated and consolidating statements of income, and consolidating statements of changes in financial position of Penwest and its Subsidiaries as of the end of the fiscal quarter ended _____________, 199__ (including the fiscal year to the end of such fiscal quarter), certified by a Responsible Officer of Penwest as fairly presenting, in accordance with GAAP (subject to ordinary, good faith year-end audit adjustments) the financial position and the results of operations of Penwest and its Subsidiaries.

         2. The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and conditions (financial or otherwise) of Penwest during the accounting period covered by the attached financial statements.

         3. To the best of the undersigned's knowledge, Penwest and each of the other Companies, during such period, observed, performed or satisfied all of its covenants and other agreements, and satisfied every condition in the Credit Agreement to be observed, performed or satisfied by Penwest and the other Companies, and the undersigned has no knowledge of any Default or Event of Default.

         4. The following financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.

         IN WITNESS WHEREOF, the undersigned has executed this Certificate as of ___________________, 199__.

                                       PENWEST, LTD.


                                       By:
                                          -------------------------------
                                       Name:
                                            -----------------------------
                                       Title:
                                             ----------------------------

                                            Schedule 2 to Compliance Certificate
                                                      dated_____________________


Section 7.11  Minimum Consolidated Tangible Net Worth of Penwest


                                    (In thousands)                (In thousands)
1.  Total Assets
                                    --------------
2.  Intangible Assets
                                    --------------
3.  Total Liabilities
                                    --------------
4.  Tangible Net Worth
    (1 - 2 - 3)
                                    --------------
5.  85% of Tangible Net Worth as
of 3Q95                                                              $ 60,951

6.  50% of net income (with no
deduction for losses) since
June 1, 1995
                                                                  --------------
7.  75% of net issuance proceeds
of new stock issued after 3Q 95
                                                                  --------------
9.  Minimum Tangible Net Worth
Required (5 + 6 + 7)
                                                                  --------------


Section 7.12 Maximum Leverage Ratio of Penwest

1.  Consolidated Total Debt
                                    --------------
2.  Net Worth
                                    --------------
3.  Total Capitalization
     (1 + 2)
                                    --------------
4.  Ratio of line 1 to line 3
                                    --------------
5.  Maximum Leverage Ratio
permitted                                                           0.55 to 1.00


Section 7.13  Minimum Fixed Charge Coverage Ratio of Penwest

Computations on a consolidated basis and measured on a four quarter trailing basis

1.  Earnings
                                    --------------
2.  Interest expense
                                    --------------
3.  Taxes
                                    --------------
4.  Rental expense
                                    --------------

Schedule 2 to Compliance Certificate dated ______________________
Page 2

5.  Numerator (1 + 2 + 3 + 4)
                                    --------------
6.  Denominator (2 + 4)
                                    --------------
7.  Ratio of 5 to 6
                                    --------------
8.  Minimum Fixed Charge
Coverage Ratio Permitted                                            2:00 to 1:00

                                    EXHIBIT B

                             FORM OF PROMISSORY NOTE

$____________                                                  December 22, 1995


         FOR VALUE RECEIVED, the undersigned, PENWEST, LTD., a Delaware corporation, Penford Products Co., a Delaware corporation, and Edward Mendell Co., Inc. a Washington corporation (collectively the "Companies" and singly a "Company"), hereby jointly and severally promise to pay to the order of _________________ (the "Bank") the principal sum of _________ Dollars ($_______)
or, if less, the aggregate unpaid principal amount of all Loans made by the Bank to the Companies pursuant to the Credit Agreement dated as of December 22, 1995 (such Credit Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time, being hereinafter called the "Credit Agreement"), among the Companies, the Bank, the other banks parties thereto, and Bank of America National Trust and Savings Association, as Agent for the Banks, on the dates and in the amounts provided in the Credit Agreement. The Companies further jointly and severally promise to pay interest on the unpaid principal amount of the Loans evidenced hereby from time to time at the rates, on the dates, and otherwise as provided in the Credit Agreement.

         The Bank is authorized to endorse the amount and the date on which each Loan is made, the maturity date therefor and each payment of principal with respect thereto on the schedules annexed hereto and made a part hereof, or on continuations thereof which shall be attached hereto and made a part hereof; provided, that any failure to endorse such information on such schedule or continuation thereof shall not in any manner affect any obligation of the Companies under the Credit Agreement and this Promissory Note (the "Note").

         This Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement, which Credit Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

         Terms defined in the Credit Agreement are used herein with their defined meanings therein unless otherwise defined herein. This Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of

California applicable to contracts made and to be performed entirely within such State.


                                            PENWEST, LTD.


                                            By:
                                               ---------------------------------
                                            Name:
                                            Title:

                                            By:
                                               ---------------------------------
                                            Name:
                                            Title:


                                            PENFORD PRODUCTS CO.


                                            By:
                                               ---------------------------------
                                            Name:
                                            Title:

                                            By:
                                               ---------------------------------
                                            Name:
                                            Title:


                                            EDWARD MENDELL CO., INC.


                                            By:
                                               ---------------------------------
                                            Name:
                                            Title:

                                            By:
                                               ---------------------------------
                                            Name:
                                            Title:

                                                              Schedule A to Note

            BASE RATE LOANS AND REPAYMENT OF BASE RATE LOANS

                 (2)           (3)           (4)
                Amount       Maturity      Amount of
                  of         Date of         Base         (5)
    (1)          Base         Base         Rate Loan    Notation
   Date       Rate Loan     Rate Loan       Repaid       Made By
   ----       ---------     ---------      ---------    --------

_________     _________     _________      _________    ________

_________     _________     _________      _________    ________

_________     _________     _________      _________    ________

_________     _________     _________      _________    ________

_________     _________     _________      _________    ________

_________     _________     _________      _________    ________

_________     _________     _________      _________    ________

_________     _________     _________      _________    ________

_________     _________     _________      _________    ________

_________     _________     _________      _________    ________

_________     _________     _________      _________    ________

_________     _________     _________      _________    ________

_________     _________     _________      _________    ________

_________     _________     _________      _________    ________

_________     _________     _________      _________    ________

_________     _________     _________      _________    ________

_________     _________     _________      _________    ________

_________     _________     _________      _________    ________

                                                              Schedule B to Note

            OFFSHORE RATE LOANS AND REPAYMENT OF OFFSHORE RATE LOANS

                 (2)           (3)           (4)
                Amount       Maturity      Amount of
                  of         Date of       Offshore        (5)
    (1)        Offshore      Offshore      Rate Loan    Notation
   Date       Rate Loan     Rate Loan       Repaid       Made By
   ----       ---------     ---------      ---------    --------

_________     _________     _________      _________    ________

_________     _________     _________      _________    ________

_________     _________     _________      _________    ________

_________     _________     _________      _________    ________

_________     _________     _________      _________    ________

_________     _________     _________      _________    ________

_________     _________     _________      _________    ________

_________     _________     _________      _________    ________

_________     _________     _________      _________    ________

_________     _________     _________      _________    ________

_________     _________     _________      _________    ________

_________     _________     _________      _________    ________

_________     _________     _________      _________    ________

_________     _________     _________      _________    ________

_________     _________     _________      _________    ________

_________     _________     _________      _________    ________

_________     _________     _________      _________    ________

_________     _________     _________      _________    ________

                                    EXHIBIT C

                               NOTICE OF BORROWING

                                                             Date:_______, 199__

To: Bank of America National Trust and Savings Association as Agent for the Banks parties to the Credit Agreement dated as of December 22, 1995 (as extended, renewed, amended or restated from time to time, the "Credit Agreement") among Penwest, Ltd., Penford Products Co., Edward Mendell Co., Inc. (collectively the "Companies" and singly a "Company"), certain Banks which are signatories thereto and Bank of America National Trust and Savings Association, as Agent for the Banks


Ladies and Gentlemen:

     The undersigned, ___________________________ (a "Company"), refers to the Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 2.03 of the Credit Agreement, of the Borrowing specified below:

         1.    The Business Day of the proposed Borrowing is ____________, 19__.

         2.    The aggregate amount of the proposed Borrowing is $_____________.

         3. The Borrowing is to be comprised of $_______________ of [Base Rate] [Offshore Rate] Loans.

         4. The duration of the Interest Period for the Offshore Rate Loans included in the Borrowing shall be _____ months.

     The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Borrowing, before and after giving effect thereto and to the application of the proceeds therefrom:

         (a) the representations and warranties of the Companies contained in
     Article V of the Credit Agreement are true and correct as though made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date);

         (b) no Default or Event of Default has occurred and is continuing, or would result from such proposed Borrowing; and

         (c) The proposed Borrowing will not cause the aggregate principal amount of all outstanding Loans to exceed the combined Commitments of the Banks.

                                                   [NAME OF COMPANY]

                                                   By:
                                                      --------------------------
                                                   Name:
                                                   Title:

                                                   By:
                                                      --------------------------
                                                   Name:
                                                   Title:

                                    EXHIBIT D

                        NOTICE OF CONVERSION/CONTINUATION

                                                   Date: ________________, 199__

To: Bank of America National Trust and Savings Association, as Agent for the Banks parties to the Credit Agreement dated as of December 22, 1995 (as extended, renewed, amended or restated from time to time, the "Credit Agreement") among Penwest Ltd, Penford Products Co., and Edward Mendell co., Inc. (collectively the "Companies" and singly a "Company"), certain Banks which are signatories thereto and Bank of America National Trust and Savings Association, as Agent

Ladies and Gentlemen:

     The undersigned, ___________________________ (a "Company"), refers to the Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 2.04 of the Credit Agreement, of the [conversion] [continuation] of the Loans specified herein, that:

         1. The Conversion/Continuation Date is _________________________, 19__.

         2. The aggregate amount of the Loans to be [converted] [continued] is $__________________________.

         3. The Loans are to be [converted into] [continued as] [Offshore Rate] [Base Rate] Loans.

         4. [If applicable:] The duration of the Interest Period for the Loans included in the [conversion] [continuation] shall be ____________ months.

     The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the proposed Conversion/Continuation Date, before and after giving effect thereto and to the application of the proceeds therefrom:

         (a) the representations and warranties of the Companies contained in
     Article V of the Credit Agreement are true and correct as though made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date);

         (b) no Default or Event of Default has occurred and is continuing, or would result from such proposed [conversion] [continuation]; and

         (c) the proposed [conversion] [continuation] will not cause the aggregate principal amount of all outstanding Loans to exceed the combined Commitments of the Banks.

                                               [NAME OF COMPANY]

                                               By:
                                                  ------------------------------
                                               Name:
                                               Title:

                                               By:
                                                  ------------------------------
                                               Name:
                                               Title:

                                                                EXHIBIT E

                 [FORM OF OPINION OF BOGLE & GATES P.L.C.C.]


                                                        December ___, 1995

To the Agent and Banks
  referred to below
c/o Bank of America National Trust
  and Savings Association
Agency Management Services #5596
1455 Market Street, 12th floor
San Francisco, California 94103


Ladies and Gentlemen:

        We have acted as counsel for Penwest, Ltd., a Washington corportion ("Penwest"), Penford Products Co., a Delaware corporation ("Penford") and Edward Mendell Co., Inc., a Washington corporation ("Mendell") in connection with the Credit Agreement (the "Credit Agreement") dated as of December ___, 1995 among Penwest, Penford and Mendell (each, a "Company"), Bank of America National Trust and Savings Association, as Agent (the "Agent"), and the financial institutions named on the signature pages thereof (each, a "Bank"). This opinion letter is being rendered to you at the request of our clients as contemplated by Section 4.01(c) of the Credit Agreement. Capitalized terms not otherwise defined herein are used herein as defined in the Credit Agreement.

        We have examined originals or copies, certified or otherwise identified to our satisfaction, of:

                (a) the Credit Agreement, which states that it is governed by the laws of California;

                (b) the Notes(1), which state that they are governed by the laws of California;

                (c) the articles or certificate of incorporation of each Company and amendments thereto, certified by the offices of the Secretaries of State of Washington and Delaware as being true and correct as of December __, 1995 and December __, 1995, respectively; a Certificate of Existence/Authorization issued on December __, 1995 by the office of the Secretary of State of Washington with respect to each Company, and a Certificate issued on December __,


_________________

        (1) Opinion will be appropriately modified if there are no Notes or if there is only one Note.

To the Agent and Banks                                       D R A F T
December __, 1995
Page 2


        1995 by the ofice of the Secretary of State of Delaware with respect to Penford; and

                (d) the bylaws of each Company, certified by an officer of such Company as being true and correct as of the date hereof;

and we have conducted such other investigations of law as we have deemed necessary or advisable for purposes of this opinion letter.

                We have assumed without independent verification:

                (a) the genuineness of all signatures, the authenticity of all documents, instruments and certificates submitted to us as originals, and the exact conformity with the executed originals of all documents, instruments and certificatfes submitted to us as copies; and

                (b) that the execution, delivery and performance of the Credit Agreement by the Agent and each Bank have been duly authorized by all necessary corporate and other action and that the Agent and each Bank has executed and delivered the Credit Agreement.

                As to questions of fact material to this opinion letter, we have relied without independent verification solely upon the documents, instruments and certificates submitted to us.

                Whenever a statement herein is qualified by "to our knowledge" or a similar phrase, it is intended to indicate that, during the course of our representation of the Companies, no information that would give us current actual knowledge of the inaccuracy of such statement has come to our attention. However, we have not undertaken any independent investigation to determine the accuracy of such statement, and any limited inquiry undertaken by us during the preparation of this opinion letter should not be regarded as such an investigation; no inference as to our knowledge of any matters bearing on the accuracy of any such statement should be drawn from the fact of our representation of the Companies.

                We are qualified to practice law in the State of Washington and do not express any opinion in this letter concerning any laws other than the laws of the State of Washington, the General Corporation Law of the State of Delaware and the federal laws of the United States. Without limiting the generality of the foregoing, we express no opinion as to the effect (if any) of any law of any jurisdiction in which any Bank

To the Agent and Banks                                     D R A F T
December __, 1995
Page 3


is located which limits the rate of interest that such Bank may charge or collect.

        Based upon and subject to the foregoing, and further subject to the qualifications set forth below, we are of the opinion that:

        1. Each of Penwest and Mendell is a corporation duly incorporated, validly existing and authorized to transact business in the corporate form under the laws of the State of Washington. Penford is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to do business as a foreign corporation in the State of Washington. Each of the Companies has the corporate power and authority required to carry on its business as presently conducted, to own and operate its properties and assets and to execute, deliver and perform the Credit Agreement and the Notes.

        2. The execution, delivery and performance by each Company of the Credit Agreement and the Notes made by it are within the corporate powers of such Company, have been duly authorized by all necessary corporate action on the part of such Company, do not require any shareholder approval, do not contravene or constitute a default under (i) any applicable law, regulation or rule, or any order known to us to be binding on such Company; (ii) the articles of incorporation or bylaws of such Company; (iii) any applicable law or regulation or (iv) to our knowledge, any indenture, mortgage, contract or other agreement or instrument to which such Company is a party or by which such Company or any of its properties is bound.

        3. No approval, permit, license, authorization, certificate or consent of any Washington State or federal governmental authority is required or necessary for any Company in connection with the execution and delivery of the Credit Agreement and the Notes made by it.

        4. If the Credit Agreement and the Notes were by their terms governed by the laws of the State of Washington, the Credit Agreement would constitute a legal, valid and binding agreement of each Company, and each Note would constitute a legal, valid and binding obligation of the Company that made such Note, in each case enforceable against such Company in accordance with its terms.

        5. To our knowledge, except as described in the attachment hereto or otherwise disclosed to the Banks, there is

To the Agent and Banks                                          D R A F T
December __, 1995
Page 4


no action, suit or proceeding pending against or affecting any Company before any court or arbitrator or any governmental body, agency or official which purports to affect the validity of the Credit Agreement or any Note or in which there is a reasonable likelihood of an adverse decision which would materially adversely affect the financial condition or results of operations of Penwest and its Subsidiaries, taken as a whole.

        6. Neither any Company nor any Subsidiary of any Company is (i) an "investment company" within the meaning of the Investment Company Act of 1940, as amended, (ii) a "holding company," an "affiliate" of a holding company or a "subsidiary" of a holding company within the meaning of the Public Utility Holding Company Act of 1935, as amended, or (iii) a "public service company" within the meaning of Section 80.08 of the Revised Code of Washington, as amended.

        7. Neither any Company nor any Subsidiary of any Company is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

        The opinions expressed above are subject to the following qualifications:

        (a) The validity and enforceability of obligations and the availability of rights and remedies are subject to and may be limited by (i) laws relating to or affecting creditors' rights generally (including but not limited to bankruptcy, insolvency, reorganization, arrangement and moratorium laws), (ii) Section 548 of the United States Bankruptcy Code, state fraudulent transfer laws and other similar laws relating to fraud on creditors ("Fraudulent Conveyance Laws") and (iii) general principles of equity (including but not limited to concepts of materiality, reasonableness, good faith and fair dealing and principles that may limit the availability of specific performance or injunctive or other equitable relief), whether the validity or enforceability of obligations or the availability of rights and remedies may be considered in a proceeding in equity or at law.

        (b) Though we express no opinion as to the effect of any Fraudulent Conveyance Laws, we call your attention to the fact that Fraudulent Conveyance Laws would likely be implicated by certain aspects of the proposed transactions, including without limitation the assumption by each Company of liability for indebtedness incurred by other Companies without receiving the benefit of the proceeds thereof. The effect of Fraudulent Conveyance Laws depends upon the solvency and adequacy of capital

To the Agent and Banks                                      D R A F T
December __, 1995
Page 5


of, and other factual matters relating to, the Companies, after giving effect to the transactions contemplated by the Credit Agreement. We have not undertaken a review of such factual matters.

        (c) We express no opinion as to any provision in the Credit Agreement or any Note insofar as it purports to provide that any party (i) may have rights to indemnification or contribution, (ii) may have set-off or similar rights, (iii) waives any right or defense or (iv) is entitled to payment of attorneys' fees in any action or proceeding although it is not the prevailing party or is entitled to attorneys' fees except to the extent determined by a court to be reasonable.

        (d)  We express no opinion as to any federal or state securities laws.

        This opinion letter is being rendered to the Agent and the Banks and is intended solely for their benefit for use in connection with the matters addressed herein, and may not be relied upon by the Agent or any Bank for any other purpose, or relied upon by any other person or entity for any purpose, without our prior written consent.

                                        Very truly yours,

                                    EXHIBIT F

                   FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

            This ASSIGNMENT AND ACCEPTANCE AGREEMENT (this "Assignment and Acceptance") dated as of __________, 199__ is made between _____________________
(the "Assignor") and ______________________ (the "Assignee").

                                    RECITALS

            WHEREAS, the Assignor is party to that certain Credit Agreement dated as of December 22, 1995 (as amended, amended and restated, modified, supplemented or renewed, the "Credit Agreement") among PENWEST, LTD., Penford Products Co., Edward Mendell Co., Inc. (collectively the "Companies" and singly a "Company"), the several financial institutions from time to time party thereto (including the Assignor, the "Banks"), and Bank of America National Trust and Savings Association, as agent for the Banks (the "Agent"). Any terms defined in the Credit Agreement and not defined in this Assignment and Acceptance are used herein as defined in the Credit Agreement;

            WHEREAS, as provided under the Credit Agreement, the Assignor has committed to making Loans (the "Loans") to the Companies in an aggregate amount not to exceed $__________ (the "Commitment");

            WHEREAS, [the Assignor has made Loans in the aggregate principal amount of $__________ to __________, $__________ to __________, and $__________
to __________] [no Loans are outstanding under the Credit Agreement];

            WHEREAS, the Assignor wishes to assign to the Assignee [part of the] [all] rights and obligations of the Assignor under the Credit Agreement in respect of its Commitment, together with a corresponding portion of each of its outstanding Loans in an amount equal to $__________ (the "Assigned Amount") on the terms and subject to the conditions set forth herein and the Assignee wishes to accept assignment of such rights and to assume such obligations from the Assignor on such terms and subject to such conditions;

            NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

      1.    Assignment and Acceptance.

            (a) Subject to the terms and conditions of this Assignment and Acceptance, (i) the Assignor hereby sells, transfers and assigns to the Assignee, and (ii) the Assignee hereby purchases, assumes and undertakes from the Assignor, without recourse and without representation or warranty (except as provided in this Assignment and Acceptance) __% (the "Assignee's Percentage Share") of (A) the Commitment and the Loans of the Assignor and (B) all related rights, benefits, obligations, liabilities and indemnities of the Assignor under and in connection with the Credit Agreement and the Loan Documents.

            [If appropriate, add paragraph specifying payment to Assignor by Assignee of outstanding principal of, accrued interest on, and fees with respect to, Loans assigned.]

            (b) With effect on and after the Effective Date (as defined in Section 5 hereof), the Assignee shall be a party to the Credit Agreement and succeed to all of the rights and be obligated to perform all of the obligations of a Bank under the Credit Agreement, including the requirements concerning confidentiality and the payment of indemnification, with a Commitment in an amount equal to the Assigned Amount. The Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Bank. It is the intent of the parties hereto that the Commitment of the Assignor shall, as of the Effective Date, be reduced by an amount equal to the Assigned Amount and the Assignor shall relinquish its rights and be released from its obligations under the Credit Agreement to the extent such obligations have been assumed by the Assignee; provided, however, the Assignor shall not relinquish its rights under Sections __ and __ of the Credit Agreement to the extent such rights relate to the time prior to the Effective Date.

            (c) After giving effect to the assignment and assumption set forth herein, on the Effective Date the Assignee's Commitment will be $__________.

            (d) After giving effect to the assignment and assumption set forth herein, on the Effective Date the Assignor's Commitment will be $__________.

      2.    Payments.

            (a) As consideration for the sale, assignment and transfer contemplated in Section 1 hereof, the Assignee shall pay to the Assignor on the Effective Date in immediately available funds an amount equal to $__________, representing the Assignee's Pro Rata Share of the principal amount of all Loans.

            (b) The [Assignor] [Assignee] further agrees to pay to the Agent a processing fee in the amount specified in Section 10.08(a) of the Credit Agreement.

      3.    Reallocation of Payments.

      Any interest, fees and other payments accrued to the Effective Date with respect to the Commitment and Loans shall be for the account of the Assignor. Any interest, fees and other payments accrued on and after the Effective Date with respect to the Assigned Amount shall be for the account of the Assignee. Each of the Assignor and the Assignee agrees that it will hold in trust for the other party any interest, fees and other amounts which it may receive to which the other party is entitled pursuant to the preceding sentence and pay to the other party any such amounts which it may receive promptly upon receipt.

      4.    Independent Credit Decision.

      The Assignee (a) acknowledges that it has received a copy of the Credit Agreement and the Schedules and Exhibits thereto, together with copies of the most recent financial statements referred to in Section __________ of the Credit Agreement, and such other documents and information as it has deemed appropriate to make its own credit and legal analysis and decision to enter into this Assignment and Acceptance; and (b) agrees that it will, independently and without reliance upon the Assignor, the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit and legal decisions in taking or not taking action under the Credit Agreement.

      5.    Effective Date; Notices.

            (a) As between the Assignor and the Assignee, the effective date for this Assignment and Acceptance shall be __________, 199__ (the "Effective Date"); provided that the following conditions precedent have been satisfied on or before the Effective Date:

                  (i) this Assignment and Acceptance shall be executed and delivered by the Assignor and the Assignee;

                  (ii) the consent of the Companies and the Agent required for an effective assignment of the Assigned Amount by the Assignor to the Assignee under Section __________ of the Credit Agreement shall have been duly obtained and shall be in full force and effect as of the Effective Date;

                  (iii) the Assignee shall pay to the Assignor all amounts due to the Assignor under this Assignment and Acceptance;

                  [(iv) the Assignee shall have complied with Section __________ of the Credit Agreement (if applicable)];

                  (v)   the processing fee referred to in

Section 2(b) hereof and in Section 10.08(a) of the Credit Agreement shall have been paid to the Agent; and

                  (vi) the Assignor shall have assigned and the Assignee shall have assumed a percentage equal to the Assignee's Percentage Share of the rights and obligations of the Assignor under the Credit Agreement (if such agreement exists).

            (b) Promptly following the execution of this Assignment and Acceptance, the Assignor shall deliver to the Companies and the Agent for acknowledgement by the Agent, a Notice of Assignment substantially in the form attached hereto as Schedule 1.

      6.    Agent.

            (a) The Assignee hereby appoints and authorizes the Assignor to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Agent by the Banks pursuant to the terms of the Credit Agreement.

            [(b) The Assignee shall assume no duties or obligations held by the Assignor in its capacity as Agent under the Credit Agreement.] [INCLUDE ONLY IF ASSIGNOR IS AGENT]

      7.    Withholding Tax.

      The Assignee (a) represents and warrants to the Bank, the Agent and each Company that under applicable law and treaties no tax will be required to be withheld by the Bank with respect to any payments to be made to the Assignee hereunder, (b) agrees to furnish (if it is organized under the laws of any jurisdiction other than the United States or any State thereof) to the Agent and each Company prior to the time that the Agent or any Company is required to make any payment of principal, interest or fees hereunder, duplicate executed originals of either U.S. Internal Revenue Service Form 4224 or U.S. Internal Revenue Service Form 1001 (wherein the Assignee claims entitlement to the benefits of a tax treaty that provides for a complete exemption from U.S. federal income withholding tax on all payments hereunder) and agrees to provide new Forms 4224 or 1001 upon the expiration of any previously delivered form or comparable statements in accordance with applicable U.S. law and regulations and amendments thereto, duly executed and completed by the Assignee, and (c) agrees to comply with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

      8.    Representations and Warranties.

            (a) The Assignor represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any Lien or other adverse claim; (ii) it is duly organized and existing and it has the full power and authority to take, and has taken, all action necessary to execute and deliver this Assignment and Acceptance and any other documents required or permitted to be executed or delivered by it in connection with this Assignment and Acceptance and to fulfill its obligations hereunder; (iii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery and performance of this Assignment and Acceptance, and apart from any agreements or undertakings or filings required by the Credit Agreement, no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery or performance; and (iv) this Assignment and Acceptance has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of the Assignor, enforceable against the Assignor in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors' rights and to general equitable principles.

            (b) The Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto. The Assignor makes no representation or warranty in connection with, and assumes no responsibility with respect to, the solvency, financial condition or statements of any Company, or the performance or observance by any Company, of any of its respective obligations under the Credit Agreement or any other instrument or document furnished in connection therewith.

            (c) The Assignee represents and warrants that (i) it is duly organized and existing and it has full power and authority to take, and has taken, all action necessary to execute and deliver this Assignment and Acceptance and any other documents required or permitted to be executed or delivered by it in connection with this Assignment and Acceptance, and to fulfill its obligations hereunder; (ii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery and performance of this Assignment and Acceptance; and apart from any agreements or undertakings or filings required by the Credit Agreement, no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery or performance; (iii) this Assignment and Acceptance has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of the Assignee, enforceable against the Assignee in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors' rights and to general equitable principles; and (iv) it is an Eligible Assignee.

      9.    Further Assurances.

      The Assignor and the Assignee each hereby agree to execute and deliver such other instruments, and take such other action, as either party may reasonably request in connection with the transactions contemplated by this Assignment and Acceptance, including the delivery of any notices or other documents or instruments to the Companies or the Agent, which may be required in connection with the assignment and assumption contemplated hereby.

      10.   Miscellaneous.

            (a) Any amendment or waiver of any provision of this Assignment and Acceptance shall be in writing and signed by the parties hereto. No failure or delay by either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof and any waiver of any breach of the provisions of this Assignment and Acceptance shall be without prejudice to any rights with respect to any other or further breach thereof.

            (b) All payments made hereunder shall be made without any set-off or counterclaim.

            (c) The Assignor and the Assignee shall each pay its own costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Assignment and Acceptance.

            (d) This Assignment and Acceptance may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

            (e) THIS ASSIGNMENT AND ACCEPTANCE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF CALIFORNIA. The Assignor and the Assignee each irrevocably submits to the non-exclusive jurisdiction of any State or Federal court sitting in California over any suit, action or proceeding arising out of or relating to this Assignment and Acceptance and irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such California State or Federal court. Each party to this Assignment and Acceptance hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.

            (f) THE ASSIGNOR AND THE ASSIGNEE EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS ASSIGNMENT AND ACCEPTANCE, THE CREDIT AGREEMENT, ANY RELATED DOCUMENTS AND AGREEMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALING, OR STATEMENTS (WHETHER ORAL OR WRITTEN).

            [Other provisions to be added as may be negotiated between the Assignor and the Assignee, provided that such provisions are not inconsistent with the Credit Agreement.]

      IN WITNESS WHEREOF, the Assignor and the Assignee have caused this Assignment and Acceptance to be executed and delivered by their duly authorized officers as of the date first above written.

                                                   [ASSIGNOR]

                                        By: ____________________________________
                                        Name:
                                        Title:

                                        By: ____________________________________
                                        Name:
                                        Title:

                                        Address:

                                                   [ASSIGNEE]

                                        By: ____________________________________
                                        Name:
                                        Title:

                                        By: ____________________________________
                                        Name:
                                        Title:

                                        Address:

                                   SCHEDULE 1

                       NOTICE OF ASSIGNMENT AND ACCEPTANCE

                                                           _______________, 19__


Bank of America National Trust
  and Savings Association, as Agent
1455 Market Street, 12th Floor
San Francisco, CA  94103
Attn:  Agency Management Services #5596

PENWEST, LTD.
Penford Products Co.
Edward Mendell Co., Inc.
___________________
___________________
___________________


Ladies and Gentlemen:

      We refer to the Credit Agreement dated as of December 22, 1995 (as amended, amended and restated, modified, supplemented or renewed from time to time the "Credit Agreement") among PENWEST, LTD., Penford Products Co., and Edward Mendell Co., Inc. (collectively the "Companies" and singly a "Company"), the Banks referred to therein and Bank of America National Trust and Savings Association, as agent for the Banks (the "Agent"). Terms defined in the Credit Agreement are used herein as therein defined.

      1. We hereby give you notice of, and request your consent to, the assignment by __________________ (the "Assignor") to _______________ (the
"Assignee") of _____% of the right, title and interest of the Assignor in and to the Credit Agreement (including, without limitation, the right, title and interest of the Assignor in and to the Commitments of the Assignor, and all outstanding Loans made by the Assignor) pursuant to the Assignment and Acceptance Agreement attached hereto (the "Assignment and Acceptance"). Before giving effect to such assignment the Assignor's Commitment is $ ___________, and the aggregate amount of its outstanding Loans is $_____________.

      2. The Assignee agrees that, upon receiving the consent of the Agent, and if applicable, PENWEST, LTD., Penford Products Co., and Edward Mendell Co. to such assignment, the Assignee will be bound by the terms of the Credit Agreement as fully and to the same extent as if the Assignee were the Bank originally holding such interest in the Credit Agreement.

      3.    The following administrative details apply to the

Assignee:

            (A)   Notice Address:

                  Assignee name: __________________________
                  Address:  _______________________________
                            _______________________________
                            _______________________________

                  Attention:  _____________________________
                  Telephone:  (___) _______________________
                  Telecopier:  (___) ______________________
                  Telex (Answerback):  ____________________

            (B)   Payment Instructions:

                  Account No.:  ___________________________
                    At:         ___________________________
                                ___________________________
                                ___________________________

                  Reference:    ___________________________
                  Attention:    ___________________________

      4. You are entitled to rely upon the representations, warranties and covenants of each of the Assignor and Assignee contained in the Assignment and Acceptance.

      IN WITNESS WHEREOF, the Assignor and the Assignee have caused this Notice of Assignment and Acceptance to be executed by their respective duly authorized officials, officers or agents as of the date first above mentioned.

                                        Very truly yours,

                                        [NAME OF ASSIGNOR]

                                        By:  ___________________________________
                                        Name:
                                        Title:

                                        By:  ___________________________________
                                        Name:
                                        Title:

                                        [NAME OF ASSIGNEE]


                                        By:  ___________________________________
                                        Name:
                                        Title:

                                        By:  ___________________________________
                                        Name:
                                        Title:

ACKNOWLEDGED AND ASSIGNMENT
CONSENTED TO:


PENWEST, LTD.


By:  ___________________________________
Name:
Title:

By:  ___________________________________
Name:
Title:



PENFORD PRODUCTS CO.


By:  ___________________________________
Name:
Title:


By:  ___________________________________
Name:
Title:

EDWARD MENDELL CO. INC.


By:  ___________________________________
Name:
Title:


By:  ___________________________________
Name:
Title:



BANK OF AMERICA NATIONAL TRUST AND
  SAVINGS ASSOCIATION, as Agent

By:  ___________________________________
Name:
Title: